UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant  ⌧                            Filed by a Party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

⌧	Definitive Proxy Statement

◻	Definitive Additional Materials

◻	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

⌧ No fee required.

◻ Fee paid previously with preliminary materials.

◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Tuesday, June 18, 2024 at 10:00 a.m., New York time, at the offices of Norton Rose Fulbright US LLP, 1301 Avenue of the Americas, 30th Floor, New York, New York 10019.

Only stockholders of record at the close of business on April 26, 2024, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Stockholders who own shares of our common stock beneficially through a bank, broker or other nominee will also be entitled to attend the Annual Meeting.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked:

1	To elect thirteen directors to serve on our Board of Directors for the ensuing year,
2	For an advisory and non-binding vote on the compensation of our named executive officers, and
3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.

At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to attend the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

Thank you for your cooperation.

Very truly yours,

Morris Goldfarb
Chief Executive Officer

May 10, 2024

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of G-III Apparel Group, Ltd. will be held on:

Tuesday, June 18, 2024	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

For the following purposes:

1	To elect thirteen directors to serve on our Board of Directors for the ensuing year,
2	To hold an advisory and non-binding vote on the compensation of our named executive officers,
3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025, and
4	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

 Only stockholders of record at the close of business on April 26, 2024 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided, or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. No postage is required if the proxy is mailed in the United States. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 18, 2024

The Proxy Statement and our 2023 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
May 10, 2024

1	PROXY STATEMENT	26	CORPORATE SOCIAL RESPONSIBILITY
1	General Information	28	COMPENSATION DISCUSSION AND ANALYSIS
3	PROXY SUMMARY	28	CD&A Table of Contents
3	Annual Meeting of Stockholders	29	Executive Summary
3	Business Information—About G-III	37	Elements of Our Compensation Program—What We Pay and Why
4	Our Business Performance in Fiscal 2024	41	Other Compensation and Governance Programs, Policies and Considerations
8	Our Director Nominees	42	How We Make Compensation Decisions
10	Governance Highlights	43	COMPENSATION COMMITTEE REPORT
10	Stockholder Outreach	44	EXECUTIVE COMPENSATION TABLES
10	Corporate Social Responsibility	54	CEO PAY RATIO
12	Human Capital	55	PAY VS. PERFORMANCE
13	Executive Compensation Highlights	59	DIRECTOR COMPENSATION
15	BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT	61	PROPOSAL NO. 1 ELECTION OF DIRECTORS
18	CORPORATE GOVERNANCE	67	PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
18	Board of Directors
18	Audit Committee	68	AUDIT COMMITTEE REPORT
19	Compensation Committee	69	PRINCIPAL ACCOUNTING FEES AND SERVICES
20	Nominating and Corporate Governance Committee	70	PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
22	Stockholder Communications	71	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
23	Risk Oversight	72	STOCKHOLDER PROPOSALS
23	Leadership Structure of the Board	73	OTHER BUSINESS
24	Additional Corporate Governance Policies

How to Vote in Advance
Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card or voting instruction form in hand and follow the below instructions:
By telephone – You can vote your shares by calling the number on your proxy card or voting instruction form
By Internet – You can vote your shares online at the website shown on your proxy card or voting instruction form
By mail – Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

2024 PROXY STATEMENT / i

G-III APPAREL GROUP, LTD.

512 SEVENTH AVENUE

NEW YORK, NEW YORK 10018

PROXY STATEMENT

General Information

This Proxy Statement (first mailed to stockholders on or about May 10, 2024) is furnished to the holders of common stock, par value $0.01 per share (“Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on:

Tuesday, June 18, 2024	10:00 a.m., New York time	The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019

It is proposed that, at the Annual Meeting, we:

1	Elect thirteen directors to serve on our Board of Directors for the ensuing year,
2	Hold an advisory and non-binding vote on the compensation of our named executive officers (“Named Executive Officers” or “NEOs”), and
3	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom (except our proxy solicitor D.F. King) will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. In addition to solicitations by mail, we have retained D.F. King to aid in the solicitation of proxies for the Annual Meeting at an estimated fee of $11,500. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed, or you may vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form. If you vote by telephone or internet, you do not need to mail back your proxy. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Beneficial owners of our Common Stock should contact their bank, brokerage firm or other custodian, nominee, or fiduciary if they wish to revoke their proxy.

2024 PROXY STATEMENT / 1

Proxy Statement

Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no instructions are given, the proxies intend to vote the shares represented thereby:

(i)	“FOR” the election of each of the thirteen nominees for director as shown on the form of proxy,
(ii)	“FOR” approval of the compensation of our Named Executive Officers,
(iii)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025, and
(iv)	in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

On April 26, 2024, there were 44,965,287 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 26, 2024 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

A “broker non-vote” occurs when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. Under current Nasdaq rules, brokers have discretionary voting power with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025, but will not be authorized to vote with respect to the (a) election of our thirteen nominees for director or (b) advisory and non-binding vote on the compensation of our Named Executive Officers, unless you provide voting instructions to your broker.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The thirteen nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors; provided, however, that pursuant to our Director Selection and Qualification Standards and Resignation Policy, any nominee for director in this uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee and the Board of Directors will consider the resignation and determine whether or not to accept the resignation.

See “Corporate Governance—Additional Corporate Governance Policies—Director Selection and Qualification Standards and Resignation Policy” for a more complete description of the application of this Policy.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to decide the other matters to be voted on at the Annual Meeting.

You may vote “FOR” or “VOTE WITHHELD” with respect to each or all of the director nominees. If you elect not to vote on the election of directors, this will not have any effect on the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “VOTE WITHHELD” votes are counted.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the (a) proposal to approve, on an advisory basis, the compensation of our Named Executive Officers and (b) proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. If you elect to abstain from voting on any of these proposals, the abstention will have the same effect as an “AGAINST” vote with respect to such proposal.

If you sign and return your accompanying proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board and in accordance with the discretion of the persons named on the accompanying proxy card with respect to any other matters to be voted upon at the Annual Meeting. If you are a beneficial holder and do not return a voting instruction form, your broker may not vote on any of the matters to be presented at the Annual Meeting.

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PROXY SUMMARY

This summary highlights information on the proposals that require your vote at the Annual Meeting, as well as information on our business, our Board of Directors and our corporate governance structure. This summary does not contain all of the information that you should consider before voting and we ask that you read the entire Proxy Statement carefully. As used in the Proxy Statement, “G-III,” “our company” and “we” refer to G-III Apparel Group, Ltd. and its subsidiaries.

Annual Meeting of Stockholders	Proposals That Require Your Vote
Date and Time June 18, 2024, 10:00 a.m. New York time	Proposal		Board Vote Recommendation	More Information
	1	Annual election of 13 directors	FOR each Nominee	Page 61
Place The offices of Norton Rose Fulbright US LLP 1301 Avenue of the Americas 30th Floor New York, New York 10019	2	Advisory vote on the compensation of our Named Executive Officers	FOR	Page 67
	3	Ratification of appointment of independent registered public accounting firm	FOR	Page 70
Availability of Proxy Materials The Proxy Statement and our 2023 Annual Report to Stockholders are available in the “Investors” section of our website at http://www.giii.com.	Business Information—About G-III

G-III designs, sources and markets an extensive range of apparel, including outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as women’s handbags, footwear, small leather goods, cold weather accessories and luggage.

Under the leadership of Morris Goldfarb and a seasoned executive team with a long track record of success, we have evolved from a small leather apparel manufacturer to the diversified apparel company we are today. G-III has a substantial portfolio of more than 30 licensed and proprietary brands, anchored by our key owned brands: DKNY, Donna Karan and Karl Lagerfeld and our newly licensed Nautica and Halston brands, as well as other major licensed brands that currently drive our business, including Calvin Klein and Tommy Hilfiger.

We distribute our products through multiple channels and in markets located in a variety of geographies.

2024 PROXY STATEMENT / 3

PROXY SUMMARY

Our Business Performance in Fiscal 2024

Fiscal 2024 was an outstanding year. We achieved the second highest year of net income and net income per share in our history and positioned the Company for long term growth and profitability. Late in 2022, our long-term licensor partner, PVH, informed us that it would not grant long-term renewals of our licenses for Calvin Klein and Tommy Hilfiger products and that it intended to produce the products licensed to us as the license agreements expire. Our management was ready to respond to the challenges resulting from this decision. At that time, we entered into amendments to the license agreements for the Calvin Klein and Tommy Hilfiger products that provide for staggered extensions by category. These business lines represented approximately 48% of our net sales in fiscal 2023.

As a result of strategic planning by our management and Board, risk management and contingency planning, we were prepared for this challenge. Our team, led by our Chairman and CEO, Morris Goldfarb, and Vice Chairman and President, Sammy Aaron, used their decades of apparel industry experience and extensive relationships with our retail customers and suppliers to pivot, reducing our dependence on these licenses and concentrating on new initiates. These initiatives included substantial investments to accelerate growth of our key owned brands, Donna Karan, DKNY, and Karl Lagerfeld, as well as entering into new long-term licenses, including for the Nautica and Halston brands. One of the keys to this strategy is to leverage the Company’s owned brands that do not have limits on our ability to sell internationally, through digital channels, or in off-price markets. The Company also intends to leverage our ability to license our owned brands in select categories.

Net Sales $3.1B Compares to $3.2B last year	Adjusted EBITDA* $324M Compares to $266M last year	Non-GAAP Net Income* $190M Compares to $139M last year	Non-GAAP Diluted Net Income Per Share* $4.04 Compares to $2.85 last year

*Please see Appendix A for a reconciliation of Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Diluted Net Income Per Share to GAAP amounts.

Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, Sammy Aaron, our Vice Chairman and President, and our dedicated team of executive officers, G-III has successfully operated in fashion markets that are intensely competitive. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple market segments, distribution channels and geographic areas, is critical to our success. This is demonstrated by our ability to reposition the Company and deliver strong results in fiscal 2024.

Our Board believes the relative performance of our Common Stock, as measured by Total Stockholder Return (TSR), is an important performance indicator. During fiscal 2024, our stock price increased by 75%, significantly outperforming the S&P Textiles, Apparel & Luxury Goods Industry Index, which declined approximately 14%, and our compensation peer group which declined by 4%.

Our TSR outperformed the S&P Textiles, Apparel & Luxury Goods Industry Index over the two, three and four-year periods ended on January 31, 2024. In addition, our TSR performance has generally exceeded the performance of our compensation peer group over these periods. We believe that our stockholders attribute this outperformance to the successful measures we have taken following the announcement of the planned termination of the Calvin Klein and Tommy Hilfiger licenses, including by driving our owned brands across categories, continued development and expansion of our DKNY business and repositioning and expansion of our Donna Karan business, expanding our international business and increasing digital channel business opportunities and entering into important new license agreements.

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PROXY SUMMARY

We acquired the DKNY and Donna Karan brands, two of the most iconic American fashion brands, in December 2016. We initially repositioned and relaunched DKNY and we have successfully grown the brand. We are now focused on the repositioning and expansion of the Donna Karan brand with first deliveries made for Spring 2024. The new Donna Karan is a modern system of dressing created to appeal to a woman’s senses on every level, addressing her full lifestyle needs. Our Donna Karan product is currently being distributed in the United States through our diversified distribution network, including better department stores, digital channels and our own Donna Karan website. Donna Karan is widely considered to be a top fashion brand and is recognized as one of the most famous designer names in American fashion. We believe that the strength of the Donna Karan brand, along with our success with the DKNY brand, demonstrates the potential for our new Donna Karan products.

In March 2023, we entered into a long-term license with Authentic Brands Group for women’s apparel under the Nautica brand in North America. We plan to produce products under the Nautica brand across a number of categories starting with a full women’s jeanswear collection and then expanding in a phased approach into additional categories including sportswear, suit separates and dresses. The new five-year license agreement, effective as of January 2024, includes three extensions, for five years each. First deliveries began in January 2024. The product is expected to be distributed in North America through our diversified distribution network, including better department stores, digital channels and Nautica’s stores and website, as well as in franchised stores globally. We believe that significant opportunity exists in the better women’s apparel space in categories where we have strong expertise.

In May 2023, we entered into a global twenty-five year master license with Xcel Brands, Inc. to design and produce all categories of men’s and women’s product for the Halston brand. The agreement provides for an initial term of five years, followed by a twenty-year period, with G-III having the right to terminate every five years. We also have a purchase option for the Halston brand at the end of the twenty-five year term. First deliveries of Halston product are expected to begin in July 2024. Our Halston product is expected to be distributed globally through our diversified distribution network, including better department stores and digital channels. We believe that significant opportunity exists in the better women’s apparel space where G-III has significant expertise.

In September 2023, we entered into a license with HanesBrands Inc. to design and produce men’s and women’s outerwear collections for their Champion brand in North America. The agreement provides for an initial term of five years, effective as of January 2024, with a five year renewal option based on achieving certain sales targets. First deliveries of Champion product are expected for the Fall 2024 season. Our Champion product is expected to be distributed in North America through our diversified distribution network, including better department stores and digital channels. Our collections will feature

2024 PROXY STATEMENT / 5

PROXY SUMMARY

quality heritage pieces that complement and enhance Champion’s principles. We believe this license aligns with G-III’s core competencies in outerwear and will fit seamlessly into our well-developed outerwear business.

We have been actively pursuing a number of near-term growth initiatives across our owned and licensed brands, as well as with respect to private label brands, including category, geographic and digital expansion. We are also directing resources toward new growth areas, including further leaning into building our own brands, broadening our European business, developing new licensing opportunities and continuing to acquire new businesses. Our team remains steadfast in its focus on executing our strategy for long-term value creation. We believe that our management team, led by Morris Goldfarb, our Chairman and CEO, and Sammy Aaron, our Vice Chairman and President, is best positioned to navigate these challenges and create the opportunity for significant shareholder value creation.

We are focused on the following strategic initiatives, which we believe are critical to our long-term success:

●	Drive our brands across categories: We are a partner of choice to a diversified retail network, supplying a broad range of over 20 apparel, accessory and footwear categories across our owned and licensed brands. Our data-driven approach prioritizes the consumer in all aspects of our business and enables us to create category lines that offer a compelling mix of products. We believe the potential of our brands will assist us in gaining new customers and expanding our product offerings. We have increased our focus on segmenting our portfolio of brands to grow our market share across our distribution channels. Additionally, we have added Nautica and Halston to our portfolio of licensed brands. We believe we can unlock the potential of these brands and expand them into a broad range of additional categories as we diversify their product offerings. We are also launching outerwear for Champion, a well-recognized brand across a wide consumer base.

●	Expanding our portfolio of owned brands: We own a portfolio of globally recognized brands including DKNY, Donna Karan, Karl Lagerfeld, Karl Lagerfeld Paris and Vilebrequin, among others. Owning our own brands is advantageous to us for several reasons:

o	We have full control of these brands and can distribute them globally across channels, including though our omni-channel retail and online retailers, through off-price channels and direct to the consumer through our stores and digital sites.
o	We can realize significantly higher operating margins as we do not pay licensing fees on sales of our proprietary products and can also generate additional licensing revenues (which have no related cost of goods sold) for categories of products we do not produce.
o	We are able to license our proprietary brands in new categories and geographies to carefully selected licensees.
o	We are able to build equity in these brands to benefit the long-term interests of our stockholders.

We believe we can expand our owned brands and their international reach. Our first full year of ownership of Karl Lagerfeld accelerated this growth. We are investing to increase the lifestyle appeal of our owned brands as we grow them organically. We are also expanding into new lifestyle categories and working with new distribution partners to grow into new geographies. We have experienced positive results in the performance in each of our owned brand’s key licensed product categories. We believe we have significant opportunities to increase the overall profitability of our owned brands.

We continue to explore strategic opportunities, including acquisitions and investments in brands and companies, as well as joint-ventures and licensing opportunities that we believe are additive to our overall business. We take a disciplined approach to any acquisitions, seeking brands with broad consumer recognition that we can grow profitably and expand by leveraging our infrastructure and core competencies.

●	Continue to develop and expand our DKNY business and re-position and expand the Donna Karan business: We believe that Donna Karan and DKNY are two of the most iconic and recognizable brands and we are well positioned to unlock their potential and expand the reach of these brands. We are leveraging our demonstrated ability to drive organic growth and develop talent within our Company to maximize the potential of the Donna Karan and DKNY brands. We began our relaunch of our Donna Karan brand in January 2024. The new Donna Karan is a modern system of dressing created to appeal to a woman’s senses on every level, addressing

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PROXY SUMMARY

the lifestyle needs of a new consumer. Inspired by the Donna Karan archives, we have thoughtfully created a new product line that captures the brand’s ethos of timeless elegance, empowering women and accessible luxury, tailored to meet the lifestyle needs of today’s consumer. We supported this relaunch in several key ways:

o	We launched a highly visible marketing campaign to showcase timeless outfits that draw inspiration from popular past Donna Karan product lines.
o	We redesigned the Donna Karan website to engage consumers with the power of the brand.
o	With our fragrance partner, we launched our first-ever fragrance collection to compliment Donna Karan’s existing iconic fragrance offerings.

Our initial product offering is resonating with consumers. The excitement and attention created by this launch has generated momentum and we believe we can expand the brand globally over time.

DKNY merges modern tailoring with sophisticated ease, celebrating the aspirational and practical spirit of New York, with a highly differentiated perspective from Donna Karan. The brand has global distribution, including premier department stores and their digital sites, partner run stores and online retailers. We believe we have the opportunity to increase the international presence of the DKNY brand through elevating its wholesale profile and developing a digital footprint with Zalando and other key online retailers. We are launching a marketing initiative for DKNY to drive global brand awareness with a focus on the brand’s more youthful appeal.

●	Expanding our international business: We continue to expand our international business and enter into new markets worldwide. In fiscal 2023, we acquired the remaining interests in the Karl Lagerfeld fashion brand which grew our European business and added new international expertise. In fiscal 2022, we purchased European luxury fashion brand Sonia Rykiel. We own Vilebrequin, a premier provider of status swimwear, resort wear and related accessories that was founded in Europe. We have created innovative experiences that allow consumers to experience Karl Lagerfeld and Vilebrequin by expanding these brands into the leisure industry, strengthening their global lifestyle appeal and extending their reach. We believe these brands can enable us to expand in the international space and that there is untapped potential for these brands. In addition, we believe that the international sales and profit opportunity is quite significant for our DKNY and Donna Karan businesses and, as a result, we are expanding our DKNY and Donna Karan businesses globally. Continued growth, brand development and marketing in overseas markets is critical to driving global brand recognition.

●	Increasing digital channel business opportunities: We are continuing to make changes to our business to address the additional challenges and opportunities created by the evolving role of the digital marketplace in the retail sector and expect to increase sales of our products in an omni-channel environment. We are investing in digital personnel, marketing, logistics, planning, distribution and other strategic opportunities to expand our digital footprint. Consumers are increasingly engaging with brands through digital channels, and we believe that this trend will continue to grow in the coming years. Our key brands serve as the anchor of our business and position us to be the direct beneficiaries of this trend. By continuing to leverage our partnerships with the digital channels operated by major retailers, online distributors and our licensors, as well as building out our own digital capabilities, we intend to facilitate brand awareness, increase consumer engagement and, ultimately, drive sales.

We maintain a strong financial position with over $1 billion of liquidity in cash and availability at fiscal year-end. We also repurchased $26.1 million of our common stock last year and, in August 2023, authorized an increase in the number of shares covered by our share repurchase program to an aggregate amount of 10,000,000 shares.

2024 PROXY STATEMENT / 7

PROXY SUMMARY

Our Director Nominees

The Board of Directors recommends that stockholders vote FOR Proposal No. 1 to elect thirteen directors to serve on our Board of Directors for the ensuing year. Alan Feller, a current director and Chairman of our Audit Committee, has decided not to stand for reelection at the Annual Meeting. After the Annual Meeting, it is expected that Michael Shaffer will be appointed as Chairman of the Audit Committee.

Our director nominees are listed below.

Name and Primary Occupation	Age	Director since	Independent	Committee and Board Roles
				Audit	Compensation	Nominating & Corporate Governance
Morris Goldfarb Chairman & CEO, G-III	73	1974
Sammy Aaron Vice Chairman and President, G-III	64	2005
Thomas J. Brosig Owner and Chief Financial Officer, McMurphy Homes, LLC	74	1992			●
Dr. Joyce F. Brown President, Fashion Institute of Technology	77	2023
Jeffrey Goldfarb Executive Vice President, G-III	47	2009
Victor Herrero Chief Executive Officer and Director, Lovisa Holdings, Ltd.	55	2019		●
Robert L. Johnson Founder and Chairman of The RLJ Companies, LLC and former Founder and Chairman of Black Entertainment Television (BET)	77	2020				●
Patti H. Ongman Independent Retail Consultant and Former Chief Merchandising Officer - Macy’s	68	2022			●
Laura Pomerantz Vice Chairman and Head of Strategic Accounts, Cushman & Wakefield	76	2005			●
Michael Shaffer Retired Executive Vice President, Chief Operating and Financial Officer, PVH Corp.	61	2023		●
Cheryl Vitali Global President, L’Oréal’s American Luxury Brands	63	2011				●
Richard White CEO, Aeolus Capital Group LLC	70	2003		●		●
Andrew Yaeger Global Head of Strategic Equity Transactions Group, Jefferies Financial Group Inc.	46	2023
Meetings in Fiscal 2024				8	4	2

Committee Chair	● Member	Audit Committee Financial Expert	Chairman of the Board		Lead Independent Director

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PROXY SUMMARY

Board of Directors Nominees Snapshot

The information in this section reflects the composition of the Board of Directors after the Annual Meeting. We have made substantial progress with respect to Board independence (from 67% to 77%), tenure (from 18 to 14.1 years) and diversity (3 women to 4 women and 17% to 31% ethnically diverse) over the past 4 years. While the Company does not have a formal policy with respect to the tenure of Board members, it strives to achieve a mix of experienced and newer directors as evidenced by the election of 6 new independent directors over the past 5 years. Our newer directors are mentored by our more experienced independent directors to foster the transfer of knowledge about us and the ability of our directors to work together in support of us.

Skills and Experience

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PROXY SUMMARY

Governance Highlights

G-III has established strong policies that follow best practices for corporate governance:

Annual election of directors	Robust stock ownership guidelines for executive officers and directors
Experienced Lead Independent Director	Anti-pledging and anti-hedging policies
Regular executive sessions of independent directors	Clawback policy for executive compensation in the event of financial restatements
Board committees composed entirely of independent directors	Established standards for director selection, independence and qualifications

Extensive stockholder outreach led by our Lead Independent Director, with our CFO, Senior Vice President, Investor Relations and the Compensation Committee’s compensation consultant also participating, to obtain direct stockholder feedback

Director resignation policy if a nominee to the Board of Directors fails to receive majority support
Enhanced disclosure of environmental, social and governance initiatives	Annual Say on Pay vote

Stockholder Outreach

G-III and its Board of Directors greatly value the opinions of our stockholders and have spent considerable time soliciting their views on a variety of topics, including executive compensation, our progress on board diversity and refreshment and our Corporate Social Responsibility (CSR) initiatives. During prior years we have invited stockholders owning approximately 90% our Common Stock to engage. Each year, stockholders owning approximately 60% to 70% of our Common Stock chose to participate in engagement. For calendar year 2024, the holders of approximately 90% of our Common Stock were invited to engage with us and stockholders owning approximately 60% of our Common Stock participated in discussions with us.

Our stockholder outreach has been led by our Lead Independent Director, who is also Chairman of our Compensation Committee. Our Executive Vice President and Chief Growth and Operations Officer, our Chief Financial Officer, our Senior Vice President, Investor Relations and the Compensation Committee’s independent compensation consultant also participated in meetings with investors in 2024. During these meetings, we discussed (i) the new compensation arrangements for our Chairman and CEO and Vice Chairman and President, (II) our CSR efforts over the past year, (iii) Company and Board Diversity and (iv) Board refreshment.

More information on our stockholder outreach and our "say on pay” results last year and our response is provided beginning on page 31.

Corporate Social Responsibility

We invested significant time and resources furthering our key initiatives, developing programs and expanding our Corporate Social Responsibility (“CSR”) agenda. We have made important progress to reinforce our social and environmental standards as we continue to refine our oversight of our supply chain.

●	Engage Our People - In line with our entrepreneurial spirit, we have worked hard to advance our strategic priorities and build upon the success of fiscal 2023, skillfully navigating through another tough environment. We remain focused on fostering a stronger, more engaging workplace for our employees. We have invested in new HR systems to enhance our recruitment process and talent retention to ensure we bring in and keep best-in-class talent, and we have expanded our Lunch and Learn programs, led by our leadership team, to facilitate opportunities for continuous learning and development for our team.

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PROXY SUMMARY

We recognize the importance of ensuring the workers in our supply chain are treated fairly and our vendors are abiding by our Vendor Code of Conduct. Thus, we work closely with suppliers to develop and implement strategies that align with our social and environmental standards. We have also enhanced the effectiveness of our supplier audits through our continued participation in the Social & Labor Convergence Program, allowing us to reduce the number of audits for suppliers, lessening redundancies in shared audits and better assist factories to focus on addressing their most pressing issues.

Forced labor continues to be a point of focus across our industry, and we work closely with our supply chain partners to mitigate the risk of forced labor being used to make our products or raw materials utilized in our products. We have advanced our internal cotton traceability program through the implementation of annual Cotton Compliance Monitoring training sessions to educate our staff and factories about our requirements and procedures for ensuring the ethical sourcing of cotton. We are enhancing our program by working on ways to couple these traceability lessons with other materials in our products. We continue to explore ways other SaaS technologies might mitigate risks. We also continue to leverage the testing capabilities of ORITAINTM to trace materials back to their fiber origins to mitigate the risk that forced labor is used in our supply chain. We routinely engage with counsel and industry organizations with respect to regulatory developments to ensure our practices and procedures are aligning with the continually developing regulatory landscape, and we remain committed to ensuring proper treatment for everyone who works in our supply chain.

●	Protect Our Environment - We continue to work towards reducing the environmental impact of our own operations and that of our entire supply chain by enacting sustainable fashion practices and working closely with our supply chain partners.

This year also marked our second year as a part of the Sustainable Apparel Coalition (“SAC”) as we continue to collaborate with others in the industry to strengthen our social and environmental programs and improve vendor performance. We are implementing the SAC’s Higg Facility Environmental Module across our Tier 1 and 2 supplier factories, providing us with greater insight into their environmental impact and allowing us to identify opportunities for further improvement.

We are making progress on our goal to transition our synthetic materials to 100% recycled sources by 2030. We are also working to increase the use of recycled, organic, and natural fibers, and we are introducing recycled synthetic fibers certified by the Global Recycled Standard or the Recycled Claim Standard into a growing number of our products. Notably, in 2023, Vilebrequin, our premier European swimwear brand, manufactured over 80% of its products from preferred materials which consistently deliver reduced impacts and increased environmental benefits.

Over the past year we have furthered our work with our sustainability consultants and are collecting Scope 1 and Scope 2 emissions data from across our Company to better understand our GHG emissions. Once we have established our baseline, we will work to implement best practices to reduce our environmental impact. We are also focused on collecting our Scope 3 data and are developing our long-term sustainability strategy.

●	Invest in Our Communities – Consistent with our longstanding commitment to philanthropy, we have continued to maximize opportunities with our charitable partners, including Ronald McDonald House, Women in Need (“WIN”), Delivering Good, Hetrick Martin Institute and City Harvest. We have developed an internal associate committee so our employees can actively engage in developing and executing charitable initiatives across our organization.

We have a solid foundation in place, which we continue to build upon as we build our new Corporate Sustainability Strategy centered around our core CSR principles: Engage Our People, Protect Our Environment and Invest in Our Community.

The Board of Directors has responsibility for our CSR efforts and continues to consider establishing a separate Board committee that would oversee our CSR efforts.

2024 PROXY STATEMENT / 11

PROXY SUMMARY

Human Capital

Our People

As of January 31, 2024, we employed approximately 3,500 persons on a full-time basis and approximately 1,100 on a part-time basis. We employ both union and non-union personnel and believe that our relations with our employees are good. We have not experienced any interruption of our operations due to a labor disagreement with our employees.

We are an Equal Opportunity Employer with policies, procedures and practices that recognize the value and worth of each individual, covering matters such as safety, training, advancement, discrimination, harassment and retaliation. We provide training on important issues to our personnel. G-III ensures compliance with labor and employment law issues through a variety of processes and procedures, using both internal and external expertise and resources. We continue to work towards achieving a stronger, more engaging workplace coupled with a foundation for enhancing the employee experience by continuing to promote our passion for our product, pride in our partnerships, our accountability and our entrepreneurial spirit.

We are committed to providing a healthy work environment that allows employees to feel highly valued, productive and effective within their jobs by maintaining an inclusive environment which we believe positively impacts employee engagement. Our employees are the heart of our organization and our ongoing emphasis to recruit and retain the best talent in our industry continues as a top priority. We are constantly striving to build upon and improve our talent acquisition and selection processes, onboarding experience and training initiatives.

Diversity, Equity and Inclusion

We are a diverse workplace and know that, to succeed, we must become an even more diverse, equitable and inclusive organization. Currently, approximately 60% of our leadership team and 72% of our overall workforce self-identify as women, and 48% of our overall workforce identify as Black, Indigenous and People of Color (“BIPOC”). Of our fourteen Board members, there are four women and four people of diverse backgrounds, exceeding NASDAQ requirements for board diversity. We recognize that insights and ideas from a diverse range of backgrounds will better position us for the future and continue to work towards increasing Board diversity.

Our commitment to Diversity, Equity and Inclusion also extends outside of our business. We are a founding member of the groundbreaking Social Justice Center at the Fashion Institute of Technology (“FIT”), a premier fashion university, whose purpose is to help establish a program that is intended to increase opportunities and accelerate social equity for BIPOC persons entering our industry for years to come. Additionally, we continued our partnership with UNCF (“United Negro College Fund”) by sponsoring two enriching and rewarding student internships. These interns were provided room and board at FIT. They participated in a program that consisted of educational master class sessions and experienced New York theatre and other local programs. In addition, we funded two scholarships through UNCF. In fiscal 2025, we will continue to support our diversity efforts by working directly with Historically Black Colleges and Universities by providing two students the opportunity to gain firsthand experience working at G-III.

Diversity, Equity and Inclusion are at the heart of G-III’s values. We strive to create a workplace with opportunities for all. We have made progress and intend to continue to do so in the coming years.

Talent Acquisition, Development and Retention

Having the right talent in the organization is one of the most critical aspects of our business. This year our HR team focused on hiring, developing and retaining talent. After a successful launch of our Lunch and Learn program facilitated by our leadership team, we have continued the program by offering a second semester of courses that will provided an opportunity for continuous learning about our business. We have procured a training solution program that will incorporate a G-III Master Class training library that will make these sessions and other educational tools accessible to our employees.

Through our aggressive recruiting, we have been able to bring in best-in-class talent. We had several key hires at the Company, including our Chief Growth and Operations Officer, Dana Perlman, who has significant industry experience through her over 20-year career in apparel, strategy and finance.

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PROXY SUMMARY

Compensation, Benefits, Safety and Wellness

We firmly believe our comprehensive benefit programs are an integral part of our talent acquisition, retention and overall employee experience. We continually evaluate and benchmark our programs to ensure they remain competitive, on-trend and meet compliance. Our fiscal 2025 goals include enhancing our employee education on the value of our benefit programs. We successfully re-introduced our onsite Benefits and Health Fair for corporate employees for the first time since the pandemic. In addition to our benefit programs, we annually recognize the tenure of our employees with service awards and celebrated 98 employees with service of 10, 20, 25, 30, and 35 years. We look forward to continuing this longstanding G-III tradition.

Executive Compensation Highlights

In fiscal 2024, our Compensation Committee completed negotiations with respect to amending the employment agreements with Morris Goldfarb, our Chairman and CEO, and Sammy Aaron, our Vice Chairman and President. These negotiations resulted in each of Mr. Goldfarb and Mr. Aaron voluntarily entering into new employment agreements that significantly modified compensation arrangements with new provisions that align with market norms and are majority performance-based. The new compensation arrangements with each of our Chairman and CEO and our Vice Chairman and President significantly reduced the size of annual cash incentives awards to each executive, included hard dollar caps on these awards and reflect a greater weighting for long-term equity to better align with market practices and incentivize long-term performance, shareholder value creation and retention. The new compensation arrangements with each of Mr. Goldfarb and Mr. Aaron are described below under “New Compensation Arrangement for Our Chairman and CEO” and “New Compensation Arrangement for Our Vice Chairman and President.”

The Board believes that the continued leadership of our Chairman and CEO and our Vice Chairman and President was one of its highest priorities, given the challenges created by the long-term loss of the licenses for Calvin Klein and Tommy Hilfiger products and the strategic pivot required for the Company to address the effects of the long-term loss of these licenses.

In fiscal 2024, approximately 92% of the compensation of our Chairman and CEO and our Vice Chairman and President and 79% of the average compensation of our other NEOs consisted of at-risk annual and long-term incentive compensation.

Chairman and CEO and Vice Chairman and President Compensation Mix (1)	Other NEOs Compensation Mix

2024 PROXY STATEMENT / 13

PROXY SUMMARY

Note (1): Excludes the inducement awards under the new employment agreements with each of Morris Goldfarb and Sammy Aaron. See “Compensation Discussion and Analysis-Inducement Awards for Our Chairman and CEO and Our Vice Chairman and President” for a discussion of these inducement awards.

Based on the information in this “Proxy Summary,” as well as the more detailed information contained in the “Compensation Discussion and Analysis,” our Board and our Compensation Committee strongly believe that our stockholders should vote FOR Proposal No. 2—Advisory Vote on Compensation of our Named Executive Officers, commonly known as the “Say on Pay” proposal.

More information is provided in the “Compensation Discussion and Analysis” beginning on page 28 and the “Executive Compensation Tables” beginning on page 44.

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BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of April 26, 2024 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Fiscal 2024 Summary Compensation Table; and (iv) all directors and executive officers as a group. Alan Feller, a current director of the Company, has decided not to stand for reelection at the Annual Meeting. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 44,965,287 shares of Common Stock outstanding (excluding treasury shares) as of April 26, 2024 (except as otherwise noted in the footnotes). Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018.

	Amount and Nature of
	Beneficial Ownership of		Percentage of
Name and Address of Beneficial Owner	Common Stock		Common Stock
Morris Goldfarb	4,575,163	(1)	10.2%
Sammy Aaron	118,310	(2)	*
Thomas J. Brosig	43,935	(3)	*
Dr. Joyce F. Brown	6,407	(4)	*
Alan Feller	29,357	(5)	*
Jeffrey Goldfarb	488,153	(6)	1.1%
Victor Herrero	37,197	(7)	*
Robert L. Johnson	19,903	(8)	*
Patti H. Ongman	9,798	(9)	*
Laura Pomerantz	13,471	(10)	*
Michael Shaffer	6,407	(11)	*
Cheryl Vitali	54,399	(12)	*
Richard White	111,218	(13)	*
Andrew Yaeger	6,407	(14)	*
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	7,351,375	(15)	16.3%
The Vanguard Group
100 Vanguard Blvd.
Malvern, PA 19355	4,754,135	(16)	10.6%
Dimensional Fund Advisors LP
Building One
6300 Bee Cave Road
Austin, Texas 78746	2,777,980	(17)	6.2%
Neal S. Nackman	34,833	(18)	*
Dana Perlman	—		—
All directors and executive officers as a group (16 persons)	5,554,958	(19)	12.4%

*     Less than one percent

(1)	Includes (i) 166,750 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager; (ii) 76,175 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer; (iii) 3,191,706 shares of Common Stock owned jointly by Mr. Goldfarb and his wife, Arlene Goldfarb; (iv) 29,666 shares of Common Stock owned by Arlene Goldfarb; (v) 200,000 shares of Common Stock held by The Morris Goldfarb 2012 Delaware Trust (Mr. Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust) and (vi) 200,000 shares of Common Stock held by The Arlene Goldfarb 2012 Delaware Trust (Arlene Goldfarb serves as a member of the Trust Committee of the Trust, which directs the Trustee’s decisions as to voting and disposition of the shares held in the Trust). In addition to the shares listed in the table, Mr. Goldfarb has the right to receive (i) an aggregate of 187,513 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 1,124,490 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

2024 PROXY STATEMENT / 15

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

(2)	In addition to the shares listed in the table, Mr. Aaron has the right to receive (i) an aggregate of 149,316 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 276,046 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(3)	Includes 12,080 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024. In addition to the shares listed in the table, Mr. Brosig has the right to receive an aggregate of 1,890 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(4)	Includes 6,407 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024.

(5)	Includes 12,934 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024.

(6)	Includes (i) 70,663 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (ii) 47,170 shares of Common Stock owned by JARS Portfolio LLC; (iii) 24,896 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; and (iv) 2,200 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees. In addition to the shares listed in the table, Mr. Goldfarb has the right to receive (i) an aggregate of 91,583 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 103,736 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(7)	Includes 9,104 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024. In addition to the shares listed in the table, Mr. Herrero has the right to receive an aggregate of 1,695 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(8)	Includes 9,104 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024. In addition to the shares listed in the table, Mr. Johnson has the right to receive an aggregate of 1,695 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(9)	Includes 8,102 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024. In addition to the shares listed in the table, Ms. Ongman has the right to receive an aggregate of 1,695 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(10)	Includes 9,104 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024. In addition to the shares listed in the table, Ms. Pomerantz has the right to receive an aggregate of 1,695 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(11)	Includes 6,407 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024.

(12)	Includes 9,104 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024. In addition to the shares listed in the table, Ms. Vitali has the right to receive an aggregate of 1,695 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(13)	Includes (i) Includes 12,722 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024, (ii) 1,268 shares of Common Stock owned by the Elizabeth White Grantor Trust, of which Mr. White is the trustee and over which he has investment control and (iii) 1,268 shares of Common Stock owned by the Alexandra White Grantor Trust, of which Mr. White is the trustee and over which he has investment control. In addition to the shares listed in the table, Mr. White has the right to receive an aggregate of 2,347 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods.

(14)	Includes 6,407 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024.

(15)	Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on January 22, 2024. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and reported sole voting power with respect to 7,116,435 of such shares and sole dispositive power with respect to 7,351,375 of such shares. The filing reported that such shares are beneficially owned by several BlackRock subsidiaries.

(16)	Information is derived from the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 13, 2024. Vanguard is an investment adviser in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and reported shared voting power with respect to 63,934 of such shares, sole dispositive power with respect to 4,649,624 of such shares and shared dispositive power with respect to 104,511 of such shares.

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BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN STOCKHOLDERS AND MANAGEMENT

(17)	Information is derived from the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the Securities and Exchange Commission on February 9, 2024. DFA is an investment advisor in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(E) and reported sole voting power with respect to 2,724,004 of such shares and sole dispositive power with respect to 2,777,980 of such shares. The filing reported that DFA is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), and that all securities reported in the filing are owned by the Funds.

(18)	In addition to the shares listed in the table, Mr. Nackman has the right to receive (i) an aggregate of 30,237 shares of Common Stock pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 30.237 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

(19)	Includes 99,585 shares of Common Stock pursuant to RSU awards, which will vest within 60 days of April 26, 2024. In addition to the shares listed in the table, all directors and officers as a group have the right to receive (i) an aggregate of 480,851 shares pursuant to RSU awards, subject to the satisfaction of required time vesting periods; and (ii) an aggregate of 1,534,509 shares of Common Stock pursuant to PSU awards, subject to the satisfaction of performance conditions and required time vesting periods. The number of shares earned pursuant to PSU awards could increase or decrease depending upon actual performance achieved relative to performance targets.

2024 PROXY STATEMENT / 17

CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has determined that Thomas J. Brosig, Dr. Joyce F. Brown, Victor Herrero, Robert L. Johnson, Patti H. Ongman, Laura Pomerantz, Michael Shaffer, Cheryl Vitali, Andrew Yaeger and Richard White are independent directors. Alan Feller, who is not standing for reelection, was also determined to be an independent director. Assuming all of the nominated persons are elected as directors at the Annual Meeting, the independent directors will constitute 77% of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Nasdaq Listing Rule 5605(a)(2) and under the applicable rules and regulations of the SEC, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated.

The Board of Directors held four meetings and acted by unanimous written consent seven times during the fiscal year ended January 31, 2024. During the fiscal year ended January 31, 2024, each director attended at least 75% of the meetings of the Board of Directors and committees of the Board on which he or she served. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders’ meetings. All of our directors attended the 2023 Annual Meeting of Stockholders.

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees has been determined by the Board of Directors to be “independent” within the meaning of Nasdaq Listing Rule 5605(a)(2). Each member of the Audit Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(c)(2)(A) and under the applicable rules and regulations of the SEC regarding the independence of audit committee members. Each member of the Compensation Committee is “independent” within the meaning of Nasdaq Listing Rule 5605(d)(2)(A).

AUDIT COMMITTEE	Meetings during the fiscal year ended January 31, 2024:	8
● Alan Feller ● Victor Herrero ● Michael Shaffer ● Richard White

Responsibilities

The Audit Committee is responsible for, among other things:

●

Assisting the Board in monitoring:

(i)

the integrity of our financial statements,

(ii)

the qualifications and independence of our independent auditors,

(iii)

the performance of our internal audit function and independent auditors, and

(iv)

the compliance by us with legal and regulatory requirements.

●

The appointment, compensation and oversight of the work of G-III’s independent registered public accounting firm.

ALL MEMBERS OF THE AUDIT COMMITTEE ARE INDEPENDENT.

Qualifications

The Board has determined that each of Messrs. Feller, Shaffer and White is an audit committee financial expert as such term is defined in the rules of the SEC. Alan Feller, the Chairman of the Audit Committee, has decided not to stand for reelection at the Annual Meeting. Assuming his election as a director at the Annual Meeting, it is expected that Michael Shaffer will be appointed Chairman of the Audit Committee after the Annual Meeting.

Charter A copy of the Audit Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

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Corporate Governance

COMPENSATION COMMITTEE	Meetings during the fiscal year ended January 31, 2024:	4
● Richard White ● Thomas J. Brosig ● Patti H. Ongman ● Laura Pomerantz

Responsibilities

The Compensation Committee discharges the responsibilities of the Board relating to compensation of G-III’s directors and executive officers. The Committee has overall responsibility for approving and evaluating director and executive officer compensation plans, policies and programs of G-III, including establishing and monitoring the basic philosophy and policies governing the compensation of G-III’s directors and officers.

The Compensation Committee is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of the Compensation Discussion and Analysis in our annual Proxy Statement.

ALL MEMBERS OF THE COMPENSATION COMMITTEE ARE INDEPENDENT.

Specific duties and responsibilities of the Committee include, but are not limited to:

(i)

reviewing and approving the corporate goals and objectives relevant to the compensation of our executive officers and evaluating their performance in light of those corporate goals and objectives;

(ii)

recommending the compensation of our executive officers, giving consideration to the results of our most recent “Say on Pay” vote;

(iii)

reviewing and recommending adoption, amendment and termination of employment agreements and severance arrangements or plans for our executive officers;

(iv)

reviewing and recommending changes to director compensation;

(v)

reviewing and recommending adoption, amendment and termination of incentive compensation plans, equity-based plans and other compensation and benefit plans for directors or officers, giving consideration to the results of our most recent “Say on Pay” vote in considering plans for executive officers;

(vi)

administering G-III’s stock-based compensation, incentive and benefit plans; and

(vii)

administering, interpreting and carrying out our Stock Ownership Guidelines for directors and executive officers and Executive Incentive Compensation Recoupment Policy for executive officers.

The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation comply with applicable law and the Nasdaq Listing Rules.

The Compensation Committee met four times and acted by unanimous written consent five times during the year ended January 31, 2024.

Charter A copy of the Compensation Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended January 31, 2024, Thomas J. Brosig, Patti H. Ongman, Laura Pomerantz and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours (other than Mr. Brosig, who briefly served as our Executive Vice President during the time of our initial public offering in 1989) or (ii) has any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.

2024 PROXY STATEMENT / 19

Corporate Governance

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	Meetings during the fiscal year ended January 31, 2024:	2
● Thomas J. Brosig ● Robert L. Johnson ● Cheryl Vitali ● Richard White ALL MEMBERS OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE ARE INDEPENDENT.

Responsibilities

The Nominating and Corporate Governance Committee:

(a)

assists the Board in its selection of individuals

(i)

as nominees for election to the Board at G-III’s annual meeting of the stockholders or

(ii)

to fill any vacancies or newly created directorships on the Board and

(b)

developing and maintaining G-III’s corporate governance policies, and any related matters required by the federal securities laws.

The Nominating and Corporate Governance Committee is also responsible for a number of matters under our Director Selection and Qualification Standards and Resignation Policy as described below. The Nominating and Corporate Governance Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board the persons to be nominated for election as directors at the Annual Meeting.

Charter A copy of the Nominating and Corporate Governance Committee’s charter is available in the “Investors” section of our website at http://www.giii.com.

NOMINATIONS PROCESS

It is the policy of the Nominating and Corporate Governance Committee to consider candidates for Board membership suggested by Nominating and Corporate Governance Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 20, 2025 to be considered for the 2025 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating and Corporate Governance Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination. The dissident stockholder should comply with the additional requirements of a proper notice under Rule 14a-19, which includes the statement that a dissident using the universal proxy rule intends to solicit 67% of the outstanding voting shares entitled to vote on the election of directors. You are also advised to review our Bylaws, which contain detailed requirements about advance notice of stockholder proposals and director nominations.

Under the Director Selection and Qualification Standards and Resignation Policy (the “Director Policy”), the Nominating and Corporate Governance Committee is responsible for (i) assisting the Board in evaluating the independence of directors, (ii) developing and revising, as appropriate, for approval by the Board, selection criteria and qualification standards for Board nominees, (iii) identifying individuals believed to be qualified to become Board members consistent with criteria approved by the Board and applicable law and regulations, (iv) recommending candidates or nominees to the Board and (v) recommending to the Board whether or not to accept the resignation of a nominee for Director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” such election.

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In evaluating candidates, the Nominating and Corporate Governance Committee considers the following criteria:

● personal integrity,	● the extent to which a candidate would be a desirable addition to the Board and any committees of the Board,
● skill,	● independence (as that term is defined under the rules of the SEC and the Nasdaq Listing Rules),
● sound business judgment,	● the requirement to maintain a Board that is composed of a majority of independent directors,
● diversity,	● potential conflicts of interest,
● business and professional skills and experience,	● the extent to which a candidate would fill a present need and
● experience with businesses and other organizations of comparable size,	● concern for the long-term interests of stockholders.
● the interplay of the candidate’s experience with the experience of other Board members,

In any particular situation, the Nominating and Corporate Governance Committee may focus on persons possessing a particular background, experience or qualifications that the Committee believes would be important to enhance the effectiveness of the Board.

Although the Nominating and Corporate Governance Committee does not have a formal policy with respect to considering diversity in identifying director nominees, it believes that a diverse Board is of benefit to the Company and, based on the expected composition of the Board after the Annual Meeting, in the past four years the percentage of our directors who are ethnically diverse has increased from 17% to 31%. The Board and the Nominating and Corporate Governance Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating and Corporate Governance Committee consider in evaluating candidates are reassessed on an annual basis, when the Committee’s charter is reviewed.

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BOARD DIVERSITY

Nasdaq listing rules require all Nasdaq listed companies to disclose diversity statistics regarding their boards of directors. The rules also require most Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. The Company is in compliance with Nasdaq’s diversity requirement.

In identifying and evaluating candidates for the Board, the Nominating and Corporate Governance Committee considers the diversity of the Board, including diversity of skills, experience and backgrounds.

Based on the composition of the Board after the Annual Meeting, the Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

Board Diversity Matrix
Total Number of Directors	13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	9	-	-
Part II: Demographic Background
African American or Black	1	1	-	-
Alaskan Native or Native American	1	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	1	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	7	-	-
Two or More Races or Ethnicities	1	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

Stockholder Communications

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, the Lead Independent Director (who serves as a non-management resource for stockholders seeking to communicate with our Board) or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, the Lead Independent Director or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.

Additionally, G-III’s by-laws set forth “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder

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meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.

Risk Oversight

The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The Board focuses on our general risk management strategy and the most significant risks facing us and ensures that management implements appropriate risk mitigation strategies. Management also apprises the Board of particular risk management matters in connection with its general oversight and approval of corporate matters.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight related to certain risks to the Audit Committee. The Audit Committee is responsible for reviewing and discussing with management our major and emerging risk exposures, including financial, operational, technology, privacy, data security, disaster recovery and ethics and compliance. The Audit Committee meets periodically with management and our internal audit department to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. The Chair of the Audit Committee regularly reports to the Board the substance of such reviews and discussions. Both the Board and the Audit Committee regularly review cybersecurity and data privacy risk matters.

Our Compensation Committee incorporates considerations of risk into its deliberations of our executive compensation program. The Compensation Committee believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G-III. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10-Q.

Our management is responsible for day-to-day risk management. Our risk management and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.

Leadership Structure of the Board

The Board of Directors believes that Morris Goldfarb’s service in the dual roles of Chairman of the Board and Chief Executive Officer is in our best interest, as well as the best interest of our stockholders. Mr. Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on the most critical matters. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is often utilized by other public companies in the United States and we believe it has been effective for our company as well.

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Although the Board believes that the combination of the Chairman of the Board and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated.

LEAD INDEPENDENT DIRECTOR

In order to promote independent leadership on our Board and help ensure that the Board operates in a cohesive manner, the Board established the position of Lead Independent Director and elected Richard White as the Lead Independent Director. The responsibilities of the Lead Independent Director include:

(i)	advising the Chairman of the Board on Board meeting agendas and materials sent to the Board;
(ii)	serving as a liaison between non-management directors and the Chairman of the Board;
(iii)	calling and presiding over executive sessions of the non-management directors;
(iv)	presiding over Board meetings in the absence of the Chairman of the Board;
(v)	serving as a non-management resource for stockholders and other external constituencies seeking to communicate with our Board;
(vi)	oversight of the Board’s annual assessment of the performance of our Chairman and Chief Executive Officer; and
(vii)	oversight of the Board’s annual self-assessment of its own performance, along with the Chairman of the Nominating and Corporate Governance Committee.

In recent years, our stockholder outreach program has been led by our Lead Independent Director. Along with certain members of management, Mr. White has been at the forefront of communicating to our significant stockholders updates on corporate strategy, governance matters, including diversity and Board composition, and compensation programs as well as responding to their questions and concerns.

Additional Corporate Governance Policies

We also maintain the following corporate governance policies:

CODE OF ETHICS AND CONDUCT

All of our employees and employees of our subsidiaries (“Company Personnel”), officers and directors must adhere to our Code of Ethics and Conduct. It codifies those standards that we believe are reasonably designed to deter wrong-doing and to promote, among other things, adherence to the following principles:

(i)	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(ii)	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by G-III;
(iii)	compliance with applicable governmental laws, rules and regulations;
(iv)	the prompt internal reporting of violations of the Code of Ethics and Conduct; and
(v)	accountability for adherence to the Code of Ethics and Conduct.

A copy of the Code of Ethics and Conduct is available in the “Investors” section of our website at http://www.giii.com.

WHISTLEBLOWER POLICY

The Whistleblower Policy protects all of our Company Personnel, officers and directors if they raise concerns regarding G-III, such as concerns regarding incorrect financial reporting including questionable accounting, internal controls or auditing matters; unlawful activities; activities that are not in line with G-III policies, including the Code of Ethics and Conduct; or activities which otherwise amount to serious improper conduct. A copy of the Whistleblower Policy is available in the “Investors” section of our website at http://www.giii.com.

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INSIDER TRADING, HEDGING AND PLEDGING POLICY

The Insider Trading, Hedging and Pledging Policy (the “Trading Policy”) applies to all of our Company Personnel, directors and officers, and prohibits trading or causing trading of our securities while the applicable person is in possession of material non-public information. The Trading Policy, as well as recent amendments to SEC rules, prohibits directors, executive officers and other Company Personnel specified by us, from time to time, from trading in G-III securities during our established blackout periods, except (i) pursuant to a written trading plan approved by our designated compliance officer that are adopted in accordance with Rule 10b5-1 under the Exchange Act, (ii) stock option exercises for cash with no associated open market transaction and (iii) the surrender of shares to us or the retention and withholding of shares by us in satisfaction of tax withholding obligations with respect to stock-settled incentive compensation awards with no associated open market transaction. The Trading Policy provides that no approved plan may be adopted during a blackout period and no trades may occur after adoption until expiration of the applicable cooling-off period specified in Rule 10b5-1. The appropriate cooling-off period will vary based on the status of the person covered by the Trading Policy. For directors and Section 16 officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of an approved d plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the approved plan was adopted, up to a maximum of 120 days. For all other covered persons, the cooling-off period ends 30 days after adoption or modification of the approved plan. This required cooling-off period will apply to the entry into a new approved plan and any revision or modification of any trading plan under Rule 10b5-1, The Trading Policy also prohibits company personnel from entering into hedging transactions with respect to our securities, pledging our securities as collateral for a loan or holding our securities in a margin account. The Board may, in limited circumstances, permit a share pledge by a director or executive officer after giving consideration to the number of shares to be pledged as a percentage of his or her total shares held and G-III’s total shares outstanding. A copy of the Insider Trading, Hedging and Pledging Policy is available in the “Investors” section of our website at http://www.giii.com.

STOCK OWNERSHIP GUIDELINES

The Stock Ownership Guidelines require:

Position	Value of Stock Ownership
Chief Executive Officer	6x annual base salary
Vice Chairman and President	2x annual base salary
Named Executive Officers who are Directors	2x annual base salary
All Other Named Executive Officers	1x annual base salary
Non-Employee Directors	5x annual cash retainer

Until these share ownership levels are achieved, our executive officers and directors are required to retain 50% of any net, after-tax, shares received upon exercise or vesting of our equity grants. All of our officers and directors are in compliance with our Stock Ownership Guidelines, except for one director first elected by the Board in March 2022, three directors first elected to the Board in June 2023 and one executive officer hired in January 2024, each of whom is making progress to satisfy the guidelines. A copy of the Stock Ownership Guidelines is available in the “Investors” section of our website at http://www.giii.com.

EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Pursuant to the Executive Incentive Compensation Recoupment Policy, or “Clawback Policy,” in the event that we are required to restate our financial statements for any financial year, the Compensation Committee will recoup from the affected executive officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated, subject to a 3-year lookback period. The incentive compensation subject to recoupment will consist of performance-based bonuses (including bonuses paid pursuant to employment agreements) and long-term incentive awards or equity grants, to the extent that such bonuses, awards or grants were predicated upon achievement of financial results that are subsequently restated. A copy of the Executive Incentive Compensation Recoupment Policy is included as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2024.

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DIRECTOR SELECTION AND QUALIFICATION STANDARDS AND RESIGNATION POLICY

The Director Policy describes the Board’s criteria for selecting director nominees and the roles of the Board and the Nominating and Corporate Governance Committee in evaluating director independence and qualifications and also includes an overboarding policy. The Director Policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender a written resignation to the Board. The Nominating and Corporate Governance Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the resignation. Thereafter, the Board will deliberate and determine the action to be taken with respect to the tendered resignation. Following the Board’s determination, G-III will publicly disclose the Board’s decision and the reasons for the decision. A copy of the Director Policy is available in the “Investors” section of our website at http://www.giii.com.

CORPORATE SOCIAL RESPONSIBILITY

We invested significant time and resources furthering our key initiatives, developing programs and expanding our Corporate Social Responsibility (“CSR”) agenda. We have made important progress to reinforce our social and environmental standards as we continue to refine our oversight of our supply chain.

●	Engage Our People - In line with our entrepreneurial spirit, we have worked hard to advance our strategic priorities and build upon the success of fiscal 2023, skillfully navigating through another tough environment. We remain focused on fostering a stronger, more engaging workplace for our employees. We have invested in new HR systems to enhance our recruitment process and talent retention to ensure we bring in and keep best-in-class talent, and we have expanded our Lunch and Learn programs, led by our leadership team, to facilitate opportunities for continuous learning and development for our team.

We recognize the importance of ensuring the workers in our supply chain are treated fairly and our vendors are abiding by our Vendor Code of Conduct. Thus, we work closely with suppliers to develop and implement strategies that align with our social and environmental standards. We have also enhanced the effectiveness of our supplier audits through our continued participation in the Social & Labor Convergence Program, allowing us to reduce the number of audits for suppliers, lessening redundancies in shared audits and better assist factories to focus on addressing their most pressing issues.

Forced labor continues to be a point of focus across our industry, and we work closely with our supply chain partners to mitigate the risk of forced labor being used to make our products or raw materials utilized in our products. We have advanced our internal cotton traceability program through the implementation of annual Cotton Compliance Monitoring training sessions to educate our staff and factories about our requirements and procedures for ensuring the ethical sourcing of cotton. We are enhancing our program by working on ways to couple these traceability lessons with other materials in our products. We continue to explore ways other SaaS technologies might mitigate risks. We also continue to leverage the testing capabilities of ORITAINTM to trace materials back to their fiber origins to mitigate the risk that forced labor is used in our supply chain. We routinely engage with counsel and industry organizations with respect to regulatory developments to ensure our practices and procedures are aligning with the continually developing regulatory landscape, and we remain committed to ensuring proper treatment for everyone who works in our supply chain.

●	Protect Our Environment - We continue to work towards reducing the environmental impact of our own operations and that of our entire supply chain by enacting sustainable fashion practices and working closely with our supply chain partners.

This year also marked our second year as a part of the Sustainable Apparel Coalition (“SAC”) as we continue to collaborate with others in the industry to strengthen our social and environmental programs and improve vendor performance. We are implementing the SAC’s Higg Facility Environmental Module across our Tier 1 and 2 supplier factories, providing us with greater insight into their environmental impact and allowing us to identify opportunities for further improvement.

We are making progress on our goal to transition our synthetic materials to 100% recycled sources by 2030. We are also working to increase the use of recycled, organic, and natural fibers, and we are introducing recycled

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synthetic fibers certified by the Global Recycled Standard or the Recycled Claim Standard into a growing number of our products. Notably, in 2023, Vilebrequin, our premier European swimwear brand, manufactured over 80% of its products from preferred materials which consistently deliver reduced impacts and increased environmental benefits.

Over the past year we have furthered our work with our sustainability consultants and are collecting Scope 1 and Scope 2 emissions data from across our Company to better understand our GHG emissions. Once we have established our baseline, we will work to implement best practices to reduce our environmental impact. We are also focused on collecting our Scope 3 data and are developing our long-term sustainability strategy.

●	Invest in Our Communities – Consistent with our longstanding commitment to philanthropy, we have continued to maximize opportunities with our charitable partners, including Ronald McDonald House, Women in Need (“WIN”), Delivering Good, Hetrick Martin Institute and City Harvest. We have developed an internal associate committee so our employees can actively engage in developing and executing charitable initiatives across our organization.

We have a solid foundation in place, which we continue to build upon as we build our new Corporate Sustainability Strategy centered around our core CSR principles: Engage Our People, Protect Our Environment and Invest in Our Community.

The Board of Directors has responsibility for our CSR efforts and continues to consider establishing a separate Board committee that would oversee our CSR efforts.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) presents our executive compensation for fiscal 2024, describing how different components of compensation support our business objectives and how we determined the amounts of each component of compensation paid to our Named Executive Officers, or NEOs. In this Proxy Statement, references to a fiscal year refers to the year ended January 31 of that year.

CD&A Table of Contents

29	EXECUTIVE SUMMARY	40	Timing of Equity Awards
29	Our Business Performance in Fiscal 2024	40	Other Compensation Elements
31	Our Stockholder Outreach Initiative	40	Employment Agreements
32	Our “Say on Pay” Results Last Year and Our Response	41	OTHER COMPENSATION AND GOVERNANCE PROGRAMS, POLICIES AND CONSIDERATIONS
32	New Compensation Arrangement For Our Chairman and CEO	41	Stock Ownership Guidelines
34	New Compensation Arrangement For Our Vice Chairman and President	41	Clawback/Executive Incentive Compensation Recoupment Policy
35	Inducement Awards For Our Chairman and CEO and Our Vice Chairman and President	41	Anti-Hedging Policy
36	Our Pay Mix is Heavily Weighted Towards Incentive-Based Compensation	41	Anti-Pledging Policy
37	Our Compensation Program Reflects Best Practices	42	HOW WE MAKE COMPENSATION DECISIONS
37	ELEMENTS OF OUR COMPENSATION PROGRAM―WHAT WE PAY AND WHY	42	The Role of the Compensation Committee
37	Our Compensation Philosophy	42	The Role of Management
37	Base Salary	42	The Role of Independent Compensation Consultants
37	Annual Cash Incentives for Our Other Named Executive Officers	42	The Role of Competitive Marketplace Practice
39	Long-Term Incentives	43	The Consideration of Risk

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Compensation Discussion and Analysis

Executive Summary

During Fiscal 2024, the following individuals were our NEOs:

Name	Age	Title	Years with G-III
Morris Goldfarb	73	Chairman of the Board and Chief Executive Officer	50
Neal S. Nackman	64	Chief Financial Officer	20
Sammy Aaron	64	Vice Chairman and President	18
Jeffrey Goldfarb	47	Executive Vice President and Director of Strategic Planning	21
Dana Perlman	43	Executive Vice President and Chief Growth and Operations Officer	<1*

*Ms. Perlman became an executive officer on January 8, 2024.

OUR BUSINESS PERFORMANCE IN FISCAL 2024

Fiscal 2024 was an outstanding year. We achieved the second highest year of net income and net income per share in our history and positioned the Company for long term growth and profitability. Late in 2022, our long-term licensor partner, PVH, informed us that it would not grant long-term renewals of our licenses for Calvin Klein and Tommy Hilfiger products and that it intended to produce the products licensed to us as the license agreements expire. Our management was ready to respond to the challenges resulting from this decision. At that time, we entered into amendments to the license agreements for the Calvin Klein and Tommy Hilfiger products that provide for staggered extensions by category. These business lines represented approximately 48% of our net sales in fiscal 2023.

As a result of strategic planning by our management and Board, risk management and contingency planning, we were prepared for this challenge. Our team, led by our Chairman and CEO, Morris Goldfarb, and Vice Chairman and President, Sammy Aaron, used their decades of apparel industry experience and extensive relationships with our retail customers and suppliers to pivot, reducing our dependence on these licenses and concentrating on new initiates. These initiatives included substantial investments to accelerate growth of our key owned brands, Donna Karan, DKNY, and Karl Lagerfeld, as well as entering into new long-term licenses, including for the Nautica and Halston brands. One of the keys to this strategy is to leverage the Company’s owned brands that do not have limits on our ability to sell internationally, through digital channels or in off-price markets. The Company also intends to leverage our ability to license our owned brands in select categories.

Net Sales $3.1B Compares to $3.2B last year	Adjusted EBITDA* $324M Compares to $266M last year	Non-GAAP Net Income* $190M Compares to $139M last year	Non-GAAP Diluted Net Income Per Share* $4.04 Compares to $2.85 last year

*Please see Appendix A for a reconciliation of Adjusted EBITDA, non-GAAP Net Income and non-GAAP Diluted Net Income Per Share to GAAP amounts.

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Compensation Discussion and Analysis

Under the leadership of Morris Goldfarb, our Chairman and Chief Executive Officer, Sammy Aaron, our Vice Chairman and President, and our dedicated team of executive officers, G-III has successfully operated in fashion markets that are intensely competitive. Our ability to continuously evaluate and respond to changing consumer demands and tastes, across multiple market segments, distribution channels and geographic areas, is critical to our success. This is demonstrated by our ability to reposition the Company and deliver strong results in fiscal 2024.

In addition to the headline results for net sales, adjusted EBITDA, non-GAAP net income and non-GAAP net income per share shown above, we improved our Company’s operating performance in fiscal 2024 in others ways as well:

●	Inventories were reduced by 27% through rightsizing our inventory levels as we adjusted our buys to account for the higher than usual inventory we carried over from last year. Our inventory levels are now better aligned with expected future sales.
●	Gross margin increased by 580 basis points to 40.1%.
●	We expanded our international business by (i) focusing on elevating our wholesale presence through capsule collections and pop-up experiences to expand international sales of our DKNY brand and (ii) expanding our reach in Europe through wholesale and retail store openings and entry into new markets and categories for our Karl Lagerfeld brand.
●	Our licensing revenue increased 20.7% to $78.2 million.
●	We expanded our leadership team by adding Dana Perlman, a seasoned apparel industry executive, as Executive Vice President and Chief Growth and Operations Officer.

Our Board believes the relative performance of our Common Stock, as measured by Total Stockholder Return (TSR), is an important performance indicator. During fiscal 2024, our stock price increased by 75%, significantly outperforming the S&P Textiles, Apparel & Luxury Goods Industry Index, which declined approximately 14%, and our compensation peer group which declined by 4%.

Our TSR outperformed the S&P Textiles, Apparel & Luxury Goods Industry Index over the two, three and four-year periods ended on January 31, 2024. In addition, our TSR performance has generally exceeded the performance of our compensation peer group over these periods. We believe that our stockholders attribute this outperformance to the successful measures we have taken following the announcement of the planned long-term termination of the Calvin Klein and Tommy Hilfiger licenses, including by driving our owned brands across categories, continued development and expansion of our DKNY business and repositioning and expansion of our Donna Karan business, expanding our international business, increasing digital channel business opportunities and entering into important new license agreements.

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Compensation Discussion and Analysis

We maintain a strong financial position with over $1 billion of liquidity in cash and availability at fiscal year-end. We also repurchased $26.1 million of our common stock last year and, in August 2023, authorized an increase in the number of shares covered by our share repurchase program to an aggregate amount of 10,000,000 shares.

A review of our strong financial performance in fiscal 2024, as well as a description of Recent Developments, Strategic Initiatives and Our Strengths is provided above in our Proxy Summary.

OUR STOCKHOLDER OUTREACH INITIATIVE

G-III and its Board of Directors greatly value the opinions of our stockholders and have spent considerable time soliciting their views on a variety of topics, including executive compensation, our progress on board diversity and refreshment and our Corporate Social Responsibility initiatives. During prior years we have invited stockholders owning approximately 90% our Common Stock to engage. Each year, stockholders owning approximately 60% to 70% of our Common Stock chose to participate in engagement. For calendar year 2024, stockholders owning approximately 90% of our Common Stock were invited to engage with us and the holders of approximately 60% of our Common Stock participated in discussions with us.

Our stockholder outreach has been led by our Lead Independent Director, who is also Chairman of our Compensation Committee. Our Executive Vice President and Chief Growth and Operations Officer, our Chief Financial Officer, our Senior Vice President, Investor Relations and the Compensation Committee’s independent compensation consultant also participated in meetings with investors in 2024. During these meetings, we discussed (i) the new compensation arrangements for our Chairman and CEO and Vice Chairman and President, (II) our CSR efforts over the past year, (iii) Company and Board Diversity and (iv) Board refreshment.

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Compensation Discussion and Analysis

OUR “SAY ON PAY” RESULTS LAST YEAR AND OUR RESPONSE

At last year’s Annual Meeting of Stockholders, a majority of our stockholders did not support our Say on Pay proposal. The major issues raised by our stockholders involved the contractual annual cash incentive formulas in effect for our Chairman and CEO and our Vice Chairman and President. Similar views had been expressed in the stockholder outreach in prior years. Stockholders viewed these formulas as awarding too much cash compensation and were troubled that the awards were not capped. In fiscal 2023, the Board determined that the employment agreements with our Chairman and CEO and our Vice Chairman and President were not merely compensation matters but constituted a corporate governance issue for the full Board to address. The Compensation Committee and the Board of Directors listened to the concerns that our stockholders voiced regarding prior compensation arrangements and factored in the lack of stockholder support received for the Company’s Say on Pay proposals in recent years. The Committee and the Board had tried over the years to be responsive to our stockholders, but faced the reality that the Company could not unilaterally change the prior employment agreements with each of Mr. Goldfarb and Mr. Aaron. Each of Mr. Goldfarb and Mr. Aaron voluntarily engaged with us and worked with us in agreeing to new employment agreements.

In fiscal 2024, our Compensation Committee completed negotiations with respect to amending the employment agreements with Morris Goldfarb, our Chairman and CEO and Sammy Aaron, our Vice Chairman and President. These negotiations resulted in each of Mr. Goldfarb and Mr. Aaron voluntarily entering into new employment agreements that significantly modified compensation arrangements with new provisions that align with market norms and are majority performance-based. The new compensation arrangements with each of our Chairman and CEO and Vice Chairman and President significantly reduced the size of annual cash incentives awards to each executive, included hard dollar caps on these awards and reflect a greater weighting for long-term equity to better align with market practices and incentivize long-term performance, shareholder value creation and retention. The new compensation arrangements with each of Mr. Goldfarb and Mr. Aaron are described below under “New Compensation Arrangement for Our Chairman and CEO” and “New Compensation Arrangement for Our Vice Chairman and President.”

The Board believes that the continued leadership of our Chairman and CEO and our Vice Chairman and President was one of its highest priorities, given the challenges created by the long-term loss of the licenses for Calvin Klein and Tommy Hilfiger products and the strategic pivot required for the Company to address the effects of the long-term loss of these licenses.

New Compensation Arrangement for our Chairman AND CEO

Under Mr. Goldfarb’s new employment agreement, the annual cash incentive was aligned with market norms and a significant portion of compensation is delivered in performance-based equity. The chart below compares Mr. Goldfarb’s fiscal 2024 actual compensation, excluding a one-time performance-based inducement grant, and his fiscal 2025 target compensation to the compensation that Mr. Goldfarb would have received in fiscal 2024 under his prior annual cash incentive formula which was based on 6% of pre-tax income. The change to the new annual cash incentive metrics reduced Mr. Goldfarb’s award in fiscal 2024 by 40%, or $6,274,000, compared to what he would have received in fiscal 2024 under the prior formula.

32 \

Compensation Discussion and Analysis

Morris Goldfarb’s Compensation Package (1)

(1): Reflects compensation excluding the inducement award made in fiscal 2024. See “Inducement Awards for Our Chairman and CEO and Vice Chairman and President” below for information with respect to the inducement awards.

Highlights of the new compensation package include:

●	Total compensation for fiscal 2024 declined by 29% compared to what would have been earned under the previous arrangement, excluding the one-time performance-based inducement grant made in fiscal 2024 (described below) as part of his new employment agreement.
●	Going forward, Mr. Goldfarb’s target total compensation for fiscal 2025 is 45%, or $9,358,000, lower than what he would have earned for fiscal 2024 under the previous arrangement.
●	Fiscal 2025 target compensation of $11.35 million is in line with the compensation peer group median of approximately $11.4 million.
●	Payouts under the new annual cash incentive program will be based on profit performance versus budget rather than on a percentage of pre-tax income. These payments are capped at 241.5% of target. This is a significant change from the prior arrangement that determined cash payments for our Chairman and CEO based primarily on 6% of pre-tax income. See “Annual Cash Incentives for Our Named Executive Officers” below for more detail on the annual cash incentives under the new employment agreements.
●	Pursuant to the new employment agreement, beginning in fiscal 2025, annual long-term equity awards are majority (60%) performance-based and there is a cap of $6.0 million on the dollar value of awards at grant to prevent excessive pay and an annual limit of 300,000 shares to prevent excessive dilution. See “Long-Term Incentives” below for detail on the awards made in fiscal 2024 and awards to be made beginning in fiscal 2025.
●	Mr. Goldfarb’s severance benefits were significantly reduced to 2x salary plus 2x target bonus under the new employment agreement, compared to salary continuation through the term of his prior employment agreement and a payment of 3x 3-year average actual bonus.
●	Mr. Goldfarb’s annual salary was increased from $1,000,000 to $1,350,000. Mr. Goldfarb last received a salary increase in fiscal 2009.

2024 PROXY STATEMENT / 33

Compensation Discussion and Analysis

New Compensation Arrangement for our Vice Chairman and president

Under Mr. Aaron’s new employment agreement, the annual cash incentive was aligned with market norms and a significant portion of compensation is delivered in performance based equity. The chart below compares Mr. Aaron’s FY 2024 actual compensation, excluding a one-time inducement award, and his fiscal 2025 target compensation to the compensation that Mr. Aaron would have received in fiscal 2024 under his prior annual cash incentive formula which was based on 4% of pre-tax income. The change to the new annual cash incentive metrics reduced Mr. Aaron’s award in fiscal 2024 by 31%, or $3,171,000, compared to what he would have received in fiscal 2024 under the prior formula.

Sammy Aaron’s Compensation Package (1)

(1): Reflects compensation excluding the inducement award made in fiscal 2024. See “Inducement Awards for Our Chairman and CEO and Vice Chairman and President” below for information with respect to the inducement awards.

Highlights of the new compensation package include:

●	Total compensation for fiscal 2024 declined by 23% compared to what would have been earned under the previous arrangement, excluding a one-time cash inducement award made in fiscal 2024 (described below) as part of his new employment agreement.
●	Going forward, Mr. Aaron’s target total compensation for fiscal 2025 is 42%, or $5,371,000, lower than what he would have earned in fiscal 2024 under the previous arrangement.
●	Payouts under the new annual cash incentive program will be based on profit performance versus budget rather than on a percentage of pre-tax income. Payouts under the new annual cash incentive program will be capped at 241.5% of target. This is a significant change from the prior arrangement that determined cash payments for our Vice Chairman and President based primarily on 4% of pre-tax income. See “Annual Cash Incentives for Our Named Executive Officers” below for more detail on the annual cash incentives under the new employment agreements.
●	Pursuant to the new employment agreement, beginning in fiscal 2025, annual long-term equity awards are majority (60%) performance-based and there is a cap of $4.5 million on the dollar value of awards at grant to prevent excessive pay and a limit of 225,000 shares to prevent excessive dilution. See “Long-Term Incentives” below for detail on the awards made in fiscal 2024 and awards to be made beginning in fiscal 2025.
●	Mr. Aaron’s severance benefits were significantly reduced to 2x salary plus 2x target bonus under the new employment agreement, compared to salary continued through the term of his prior employment agreement and 3x 3-year average actual bonus.
●	Mr. Aaron’s annual salary was increased from $950,000 to $1,000,000.

34 \

Compensation Discussion and Analysis

INDUCEMENT AWARDS FOR OUR CHAIRMAN AND CEO AND OUR VICE CHAIRMAN AND PRESIDENT

We conduct an outreach to stockholders every year. The major issues raised by our stockholders over the past couple of years involved the contractual annual cash incentive formulas in effect for our Chairman and CEO and our Vice Chairman and President. Stockholders viewed the formulas contained in the prior employment agreements as awarding too much cash compensation and were troubled that the awards were not capped. The new compensation arrangements with our Chairman and CEO and Vice Chairman and President discussed above significantly modified the prior compensation arrangements with new provisions that align with market norms and are majority performance-based. These arrangements agreed to by these two executives eliminated their contractual right to an annual cash incentive based on a percentage of pre-tax income and replaced it with performance metrics consistent with market practice that is expected to significantly reduce the size of annual cash incentive awards to each executive. Each executive was granted an inducement award in connection with agreeing to a significant reduction in the expected amount of the annual incentive cash payment to be received.

Inducement Award for Our Chairman and CEO

Our Chairman and CEO was awarded a one-time performance-based inducement grant in connection with the new employment agreement to retain him and to recognize that the annual incentive cash payments he is expected to receive are significantly less than the contractual right to 6% of pre-tax income, subject to certain conditions, contained in his prior agreement. The inducement award consisted of 700,000 performance shares that would be earned if the stock price more than doubled compared to its price of less than $15 per share when the outline of the new employment agreement was agreed to. If the stock price failed to increase to $25 per share, 100% of these shares would have been forfeited. The following chart shows the number of shares that would vest at each stock price performance level:

Average Stock Price	% of Shares Vested
$30.00	100%
$29.00	90%
$28.00	80%
$27.00	70%
$26.00	60%
$25.00	50%
Less than $25.00	0%

As of January 31, 2024, the stock price exceeded the $30.00 target, based on the average closing price of our stock over fifteen consecutive trading days. When the award vests based on the three year cliff time vesting requirement, a +/-20% relative TSR modifier will be applied to determine the actual number of shares earned. Mr. Goldfarb must continue to provide services to the Company through the third anniversary of the date of his employment agreement to receive any shares, except on his death or disability or if his employment is terminated by the Company without “cause” or by Mr. Goldfarb for “cause” or “good reason” as such terms are defined in the PSU agreement related to this award.

The adjustment for the relative TSR modifier will be determined based on G-III’s TSR relative to the S&P 1500 Apparel, Accessories and Luxury Goods Index. The following chart shows the relative TSR percentage that would be applied at each performance level. If the relative TSR percentile achieved falls between performance levels, linear interpolation will be used to calculate the multiplier percentage.

2024 PROXY STATEMENT / 35

Compensation Discussion and Analysis

Performance Level	Relative TSR Percentile Achieved	Relative TSR Multiplier Percentage
Threshold	≤ 25th	80%
Target	= 50th	100%
Ceiling	≥ 75th	120%

Inducement Award for Our Vice Chairman and President

In connection with entering into his new employment agreement Mr. Aaron, our Vice Chairman and President, was awarded a one-time inducement award of $2,000,000 to retain him and to recognize that the annual incentive cash payments he is expected to receive are significantly less than the contractual right to 4% of pre-tax income, subject to certain conditions, contained in his prior agreement. In addition, Mr. Aaron is entitled to an additional inducement award of $1,000,000 provided that, as of January 31, 2025, the Company shall not have terminated his employment agreement for “cause” and Mr. Aaron shall not have terminated his employment agreement without “cause” or without “Good Reason”, each term as defined in the employment agreement.

OUR PAY MIX IS HEAVILY WEIGHTED TOWARDS INCENTIVE-BASED COMPENSATION

In fiscal 2024, more than 92% of the compensation of our Chairman and CEO and our Vice Chairman and President and 79% of the average compensation of our other NEOs consisted of at-risk annual and long-term incentive compensation.

Chairman and CEO and Vice Chairman and President Compensation Mix (1)	Other NEOs Compensation Mix

Note (1): Excludes the inducement awards under the new employment agreements with each of Morris Goldfarb and Sammy Aaron. See “Inducement Awards for Our Chairman and CEO and Our Vice Chairman and President” above for a discussion of these inducement awards.

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Compensation Discussion and Analysis

OUR COMPENSATION PROGRAM REFLECTS BEST PRACTICES

Our compensation program incorporates excellent compensation governance practices that benefit our stockholders:

What We Do	What We Don’t Do
We pay for performance and set rigorous goals for short-term and long-term incentives	No overlapping metrics for annual cash incentives and long-term incentive awards
Conduct extensive stockholder outreach	No practices that could encourage excessive risk-taking
Double trigger equity acceleration upon a change in control	No repricing of underwater stock options without stockholder approval
Anti-hedging and anti-pledging policies	No guaranteed salary increases or annual cash incentives for NEOs
Clawback policy	No excise tax gross-ups upon a change in control
Capped annual cash incentive payouts	No tax gross-ups on perquisites or benefits
Robust share ownership guidelines, with 50% share retention requirement until guidelines are met	No excessive executive perquisites
Annual Say on Pay vote

Elements of Our Compensation Program—What We Pay and Why

OUR COMPENSATION PHILOSOPHY

Our compensation program design enhances stockholder value in the following ways:

●	Belief in Pay for Performance. A substantial majority of compensation paid to our executives is variable and aligned with the short and long-term performance of G-III because a focus on the short-term leads to long-term success in the dynamic and fast-paced fashion business;
●	Focus on Annual Profitability. Our annual cash incentive compensation structure is oriented towards bottom-line results, fosters an entrepreneurial environment and empowers management with the flexibility to quickly make decisions that are responsive to ever-changing market conditions, a hallmark of the fashion business;
●	Alignment with Stockholders. Our long-term incentive program aligns the interests of our executive officers with those of our stockholders and supports maximum stockholder value creation; and
●	Competitive Packages. We believe the quality of our executive and management team is second to none. We compete with public and private apparel companies and other businesses for talent. As a result, we offer a competitive compensation program, which enables us to attract and retain highly qualified managerial and executive talent necessary to achieve our objectives.

BASE SALARY

Base salaries provide a competitive rate of fixed pay and help us to attract and retain executives needed to manage our business for the benefit of our stockholders. In connection with the new employment contracts, our Chairman and CEO received a salary increase from $1,000,000 to $1,350,000 and our Vice Chairman received a salary increase from $950,000 to $1,000,000. The base salary of our Chairman and CEO had not been increased since fiscal 2009. Base salaries for all other executives were unchanged in fiscal 2024.

ANNUAL CASH INCENTIVES FOR OUR Named Executive Officers

As described above, the annual cash incentive program for Morris Goldfarb and Sammy Aaron was significantly modified in fiscal 2024 as part of the re-negotiation of their employment agreements. Jeffrey Goldfarb was also included in this program during fiscal 2024 after the re-negotiation of his employment agreement. The new annual cash incentive program

2024 PROXY STATEMENT / 37

Compensation Discussion and Analysis

includes a target award opportunity for each executive that is 0% to 200% of the target award based on performance against Adjusted Pre-tax Income targets. The award is subject to a +/-5% modifier based on change in basic common stock outstanding and a +/-15% modifier based on the change in annual Adjusted EPS. Payouts under the annual cash incentive plan are capped at 241.5% of target (i.e., 200% x 105% x 115% at maximum on three metrics) overall.

Under their new employment agreements, the target annual incentive opportunity is $4.0 million for Morris Goldfarb, $3.0 million for Sammy Aaron and $1.5 million for Jeffrey Goldfarb. At the beginning of fiscal 2024, the Compensation Committee approved a target for adjusted pre-tax income of $165 million based on the in-depth review of the budget by the Audit Committee which advised the Compensation Committee that the target was appropriately determined. The adjusted pre-tax income for fiscal 2024 was $247 million. This exceeded the target of $165 million by 50% and exceeded the prior year’s actual result by 18%, resulting in a payout of 200% of the target annual incentive opportunity for the adjusted pre-tax income portion of the target annual cash incentive amount for each of the executives. The modifier for the change in basic common stock outstanding was 102% and the modifier for adjusted EPS was 115%, resulting in an overall payout of 234.6% of the target annual cash incentive for each of the executives. Additional detail is provided below:

and
Annual Cash Incentive Program for Chairman and CEO, Vice Chairman and President and Executive Vice President
Metric	Weighting	Threshold	Target	Maximum	Actual Achievement	Fiscal 2024 Performance Result (% of Target)
Adjusted Pre-Tax Income vs Budget	100%	$132M	$165M	$178M	$247M	200%
Change in Basic Common Stock Outstanding	Modifier: +/-5%	-5%	0%	-5%	-2%	102%
Change in Adjusted Earnings per Share (EPS)	Modifier: +/-15%	-15%	+0%	+15%	+40%	115%
Overall Funding as % of Target						234.6%

Executive	Position	Target Award	Actual Achievement as % of Target	Fiscal 2024 Annual Cash Incentive Awards
Morris Goldfarb	Chairman and CEO	$4,000,000	234.6%	$9,384,000
Sammy Aaron	Vice Chairman and President	$3,000,000	234.6%	$7,050,000
Jeffrey Goldfarb	Executive Vice President	$1,500,000	234.6%	$3,525,000

Note: Annual cash incentive awards paid to Mr. Aaron and Mr. Jeffrey Goldfarb were rounded to the nearest $25,000.

The annual cash incentive program for Neal Nackman, our Chief Financial Officer, was based 60% on adjusted pre-tax income compared to budget and 40% on individual performance. The Committee approved a target award of $1.5 million for fiscal 2024. Individual performance considerations are based on an assessment of management oversight of their responsibilities, contribution to the Company’s business strategy and successful execution and integration of acquisitions, subject to review and approval by the Committee. Based on the strong profit performance of the Company and his strong individual performance, Mr. Nackman’s annual cash incentive award increased by 33% to $1.0 million for fiscal 2024, but the Committee elected to apply negative discretion with respect to his target award after considering his historic compensation level and market practice.

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Compensation Discussion and Analysis

Dana Perlman, our Executive Vice President and Chief Growth and Operations Officer, joined the Company in January 2024. As a result, Ms. Perlman was not eligible for an annual cash incentive award for fiscal 2024. Ms. Perlman will be eligible for an annual cash incentive award for fiscal 2025. Ms. Perlman is eligible to receive a sign-on bonus of $500,000 after completing six months of service.

LONG-TERM INCENTIVES

We grant long-term incentive awards to our NEOs to align their interests with those of our stockholders by rewarding our executives for achieving long-term performance objectives and enhancing stockholder value. Equity grants subject to multi-year vesting also helps us retain executives in the highly competitive apparel industry.

In April 2023, the Committee awarded equity grants to our Chairman and CEO that were 60% performance-based PSUs and 40% time-based RSUs, each with 3-year cliff vesting. For the other NEOs, equity grants were 50% performance-based PSUs and 50% time-based RSUs, each with 3-year cliff vesting. The PSUs will enable the Named Executive Officers to receive shares of the Company’s common stock if and to the extent that the PSU awards vest based on the Company’s performance over three years against two metrics: Cumulative Adjusted Earnings Before Interest and Taxes (75% weighting) and Return on Invested Capital (25% weighting). The actual number of PSUs that may vest depends on the performance level achieved relative to each metric and may range from zero up to 150% of the number of PSUs awarded in the table below.

Long-Term Incentives	Executive	Fiscal 2024 Award Grant Date Fair Value (in thousands)	3-year Cliff Vesting RSUs Awarded	PSUs Awarded
	Morris Goldfarb	$4,050	104,180	156,270
	Sammy Aaron	$2,700	86,816	86,816
	Jeffrey Goldfarb	$1,350	43,408	43,408
	Neal Nackman	$ 450	14,469	14,469

The Compensation Committee determined the value of the grants made in the beginning of fiscal 2024 by analyzing the value of grants to peer company executives and assessing our results and long-term outlook. The value of the grant is intended to represent a meaningful portion of total compensation for each executive to align their interests with long-term business performance. The Committee sets performance targets that it considers rigorous based on various company, industry and economic forecasts.

Ms. Perlman joined the Company in January 2024 and was not employed at the time these annual equity awards were granted. Ms. Perlman received a sign-on award of RSUs with a grant date value of $300,000 that cliff vest on the third anniversary of the grant. Ms. Perlman will be eligible to participate in fiscal 2025 equity awards.

Going forward, long-term equity awards for the Chairman and CEO and Vice Chairman and President will be comprised of 60% PSUs and 40% RSUs, each cliff vesting after three years. The dollar value of awards at grant to each of Morris Goldfarb and Sammy Aaron is capped at the target value in order to prevent excessive pay. There is also an annual limit of to the grant of an aggregate of 300,000 shares for Mr. Goldfarb and 225,000 shares for Mr. Aaron in order to prevent excessive dilution. The following table shows the target award opportunities for fiscal 2025.

2024 PROXY STATEMENT / 39

Compensation Discussion and Analysis

Long-Term Incentives	Executive	Fiscal 2025 Target Award Value (in thousands)
	Morris Goldfarb	$6,000
	Sammy Aaron	$4,500
	Jeffrey Goldfarb	$1,500

TIMING OF EQUITY AWARDS

We do not coordinate annual equity awards to our Named Executive Officers with the release of material non-public information. The Compensation Committee generally makes equity grants to existing employees on an annual basis. Equity grants to new hires or for promotions will generally are made as of the date of hire or promotion or the first business day of the month following the date of hire or promotion. The Compensation Committee retains the discretion to make grants at other times.

OTHER COMPENSATION ELEMENTS

BENEFITS

Our executives are eligible to participate in company benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan that provides for a matching contribution equal to 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% of the participant’s contributed pay. We make an annual contribution of $100,000 to Mr. Goldfarb’s nonqualified deferred compensation account pursuant to his employment agreement that is designed to provide retirement benefits that exceed the limits on qualified plans imposed by the IRS, subject to certain requirements.

PERQUISITES

Consistent with our philosophy of attracting and retaining key executives, we offer perquisites to our NEOs, which we believe are consistent in type and amount with those paid by our competitors. We also provide a supplemental life insurance policy to Mr. Goldfarb.

For additional information regarding perquisites paid to our executive officers, please see footnote 3 to the Fiscal 2024 Summary Compensation Table below.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Dana Perlman, and executive transition agreements with each of Neal Nackman and Jeffrey Goldfarb, which agreements require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or under certain other circumstances.

The apparel business is highly competitive, and we use employment and executive transition agreements to retain our executive officers and achieve our objectives for management continuity. Our employment and executive transition agreements also specify competitive severance benefits designed to minimize negotiation with executives in the event a termination of employment should occur and ensure continued focus on the business if a change of control occurs. Finally, our employment agreements contain covenants which prevent our executive officers from soliciting our customers and employees and disclosing confidential information about our business plans and practices.

For more information about our employment agreements see “Executive Compensation Tables—Fiscal 2024 Summary Compensation Table—Morris Goldfarb Employment Agreement”, “—Sammy Aaron Employment Agreement” and “—Jeffrey

40 \

Compensation Discussion and Analysis

Goldfarb Employment Agreement” and “Potential Payments Upon Termination or Change-in-Control” in this Proxy Statement.

Other Compensation and Governance Programs, Policies and Considerations

STOCK OWNERSHIP GUIDELINES

We have adopted robust stock ownership guidelines for our directors and our Named Executive Officers. These guidelines foster an alignment of the interests of our executive officers with those of our stockholders, promote an ownership culture and long-term perspective among our executives, and act as a form of risk mitigation.

Named Executive Officers and our directors who are also our employees must retain shares with a value denominated as a multiple of base salary as follows:

Executive	Multiple of Base Salary
Chief Executive Officer	6x
Vice Chairman	2x
Named Executive Officers who are Directors	2x
All Other Named Executive Officers	1x

Until executive officers and directors achieve the required guideline, they are required to retain 50% of the net shares obtained from the vesting of restricted stock units or from the exercise of stock options. Shares owned outright and shares held in trust count towards satisfaction of these guidelines; unearned performance shares and unexercised options do not. The Compensation Committee may, in its sole discretion, and in limited instances, grant exceptions to these guidelines. No such exception was granted in fiscal 2024. All our NEOs and directors comply with these guidelines, except for Patti H. Ongman, who was elected as a director in March 2022, Dr. Joyce Brown, Michael Shaffer and Andrew Yaeger, who were elected directors in June 2023, and Dana Perlman who joined the Company as an executive officer in January 2024, each of whom is making progress towards the guidelines.

CLAWBACK/EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

Under new SEC rules and NASDAQ’s listing standards, if G-III is required to prepare an accounting restatement, the Compensation Committee will recoup from the affected executive officers all or part of any annual performance-based bonus or long-term incentive awards that were predicated upon the achievement of financial results that were subsequently restated, subject to a 3-year lookback period.

ANTI-HEDGING POLICY

Our directors, executives and other employees are prohibited from engaging in transactions designed to limit or eliminate economic risks from owning G-III’s stock, such as transactions involving any form of margin arrangement, short sales and/or dealing in puts and calls of G-III’s stock.

ANTI-PLEDGING POLICY

Our directors, executives and other employees are generally prohibited from pledging shares of our stock as collateral for any loan or margin account. None of our executives has pledged shares of our stock. The Board may, in its sole discretion and in limited instances, grant exceptions to this policy after considering the number of shares to be pledged as a percentage of the executive’s total shares held and G-III’s total shares outstanding.

2024 PROXY STATEMENT / 41

Compensation Discussion and Analysis

How We Make Compensation Decisions

THE ROLE OF THE COMPENSATION COMMITTEE

Our Compensation Committee is responsible for determining the compensation of our executive officers and for evaluating and establishing the overall structure and design of our compensation program.

The Compensation Committee consults with our Chairman and CEO in connection with making its determinations regarding compensation of our other NEOs and relies to a considerable extent on his evaluation of each executive’s performance and his recommendations regarding the amount and mix of the total compensation paid to these executives.

THE ROLE OF MANAGEMENT

Our Chairman and CEO annually makes recommendations on the amount and mix of the total compensation of other NEOs to the Compensation Committee. Our Chairman and CEO is not involved in the determination of his own compensation.

THE ROLE OF INDEPENDENT COMPENSATION CONSULTANTS

The Compensation Committee retained Compensation Advisory Partners (“CAP”) to serve as its independent advisor on executive compensation and corporate governance matters beginning in fiscal 2019. CAP is a nationally recognized executive compensation consultancy and serves as the Committee’s independent advisor on executive compensation and corporate governance matters. In fulfilling these responsibilities, CAP assisted the Committee with its redesign of G-III’s executive compensation program by providing insight and analysis of compensation programs and incentives used by G-III’s peers and other public companies, trends in executive compensation and corporate governance, and the evolving policies and procedures of proxy advisory services firms. CAP also assisted with respect to G-III’s stockholder outreach initiatives.

The Compensation Committee retains sole responsibility for engaging any compensation advisor and meets with its advisor, as needed, in the Committee’s sole discretion. CAP has not performed any services other than executive and director compensation and related corporate governance consulting for G-III and performed its services only on behalf of and at the direction of the Committee. Prior to engaging CAP, the Committee reviewed the factors related to consultant independence and determined that no conflict of interest exists.

THE ROLE OF COMPETITIVE MARKETPLACE PRACTICE

The Compensation Committee periodically reviews the compensation design features and executive pay levels of companies that are comparable to G-III to ensure that our programs are competitive. While the Compensation Committee reviews this information, this process serves as one reference point among others. In making determinations regarding our compensation and related governance programs and pay levels, the Compensation Committee also considers our short- and long-term strategic objectives, individual performance, scope of responsibilities, retention concerns, and previously negotiated contractual obligations.

Our peer companies were selected based on the following parameters:

●	Appropriately sized companies with revenues ranging from approximately 0.5 to 2 times those of G-III when selected;
●	Companies operating in the apparel and retail industries with a focus on accessible luxury brands; and
●	Companies from the comparator groups used by our comparators and by stockholder advisory groups.

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Compensation Discussion and Analysis

The companies in our pay peer group include:

● Capri Holdings Limited	● Fossil Group, Inc.	● Steven Madden, Ltd.
● Carter’s Inc.	● Lululemon Athletic, Inc.	● Tapestry, Inc.
● Columbia Sportswear Co.	● Ralph Lauren Corp.	● Under Armour, Inc.
● Deckers Outdoor Corp.	● Skechers USA, Inc.	● Wolverine World Wide, Inc.

In addition, the Committee reviewed two additional companies which were too large to serve as pay comparators but are sources for practice peer competitive intelligence regarding pay design and practices. The additional companies are:

● PVH Corp.	● VF Corp.

The median annual revenues of the companies in our pay level peer group are $4.7 billion for a trailing 12-month period compared to $3.1 billion for G-III in fiscal 2024.

THE CONSIDERATION OF RISK

The Compensation Committee considers risk in its deliberations regarding pay levels and practices and believes that G-III’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on G- III.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard White, Chairman Thomas J. Brosig
Patti H. Ongman
Laura Pomerantz

2024 PROXY STATEMENT / 43

EXECUTIVE COMPENSATION TABLES

FISCAL 2024 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on fiscal 2024 total compensation. The table sets forth compensation information for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and	Years of	Fiscal		Bonus	Awards	Awards	Compensation	Compensation	Compensation
Principal Position	Service	Year	Salary ($)	($)	($)(2)	($)	($)	($)	($)(3)	Total ($)
Morris Goldfarb	50	2024	1,148,077	—	20,709,998	—	9,384,000	—	188,964	31,431,039
Chairman of the Board and Chief Executive Officer		2023	1,000,000	—	4,499,972	—	—	—	290,888	5,790,860
		2022	1,000,000	—	16,167,626	—	7,500,000	—	275,152	24,942,778
Neal S. Nackman	20	2024	750,000	—	449,986	—	1,000,000	—	26,352	2,226,338
Chief Financial Officer		2023	750,000	—	499,955	—	750,000	—	24,800	2,024,755
		2022	553,654	1,000,000	360,000	—	—	—	12,072	1,925,726
Sammy Aaron	18	2024	969,039	2,000,000	2,699,978	—	7,050,000	—	59,307	12,778,324
Vice Chairman and President		2023	950,000	—	2,999,982	—	—	—	55,632	4,005,614
		2022	760,000	—	7,122,565	—	7,250,000	—	40,309	15,172,874
Jeffrey Goldfarb	19	2024	950,000	—	1,349,988	—	3,525,000	—	36,538	5,861,526
Executive Vice President and Director of Strategic Planning		2023	950,000	—	1,499,991	—	1,600,000	—	35,475	4,085,466
		2022	760,000	2,000,000	999,977	—	—	—	22,899	3,782,876
Dana Perlman	< 1 (1)	2024	14,423	—	299,979	—	—	—	—	314,402
Executive Vice President and Chief Growth and Operations Officer

(1)	Ms. Perlman became an executive officer on January 8, 2024.

(2)	The amounts reflect the full grant date fair value of PSUs or RSUs under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) awarded to the Named Executive Officers in the applicable fiscal year, and, in addition, for Morris Goldfarb, the grant date fair value of an inducement stock award pursuant to his new employment agreement. For a discussion of valuation assumptions, see Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2024.

(3)	All Other Compensation includes the following:

			Matching
		Life Insurance	Contribution to
	Fiscal	Premiums	401(k) Plan
Name	Year	(a)	(b)	Perquisites		Total
Morris Goldfarb	2024	138,900	13,200	36,864	(c)	188,964
	2023	138,900	12,200	139,788	(d)	290,888
	2022	138,900	—	136,252	(e)	275,152
Neal S. Nackman	2024	13,152	13,200	—		26,352
	2023	12,600	12,200	—		24,800
	2022	12,072	—	—		12,072
Sammy Aaron	2024	32,935	13,200	13,172	(f)	59,307
	2023	29,978	12,200	13,454	(f)	55,632
	2022	27,217	—	13,092	(f)	40,309
Jeffrey Goldfarb	2024	3,500	13,200	19,838	(g)	36,538
	2023	3,500	12,200	19,775	(g)	35,475
	2022	3,500	—	19,399	(g)	22,899
Dana Perlman	2024	—	—	—		—

(a)	The full amount of all premiums paid by G-III for life insurance coverage.

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(b)	The full amount of our matching contributions under our 401(k) Plan (which are equal to 100% of the participant’s contribution for the first 3% of salary plus 50% of the participant’s contribution for the next 2% of salary, subject to limitations under the IRS regulations). Matching contributions were suspended from May 1, 2020 until January 1, 2022 as part of the cost control measures implemented by G-III in response to the business impact of the COVID-19 pandemic.
(c)	Includes $20,000 for tax services paid by us for Mr. Goldfarb and $16,864 for the reimbursement of Mr. Goldfarb’s parking expenses.
(d)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $19.788 for the reimbursement of Mr. Goldfarb’s parking expenses.
(e)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,252 for the reimbursement of Mr. Goldfarb’s parking expenses.
(f)	The full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.
(g)	The full amount paid by us for the reimbursement of Mr. Goldfarb’s personal use of automobile and parking.

◾	Morris Goldfarb Employment Agreement

Morris Goldfarb has an employment agreement with us that is effective through January 31, 2026 with automatic renewal of the term for one-year periods on each January 31st, beginning on January 31, 2026, unless either Mr. Goldfarb or the Company gives six months’ notice of non-renewal to the other party by August 1st of the prior year, commencing August 1, 2025. The agreement provides for an annual base salary of $1,350,000. For information with respect to the annual cash incentive payable to Mr. Goldfarb, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Named Executive Officers” above.

Mr. Goldfarb is entitled to an annual contribution of $100,000 per year to a supplemental pension trust for each year he is employed by us. Mr. Goldfarb is also entitled to a $5,000,000 life insurance policy, which names his wife as beneficiary.

For additional information concerning Morris Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Morris Goldfarb” below and for additional information with respect to other aspects of Mr. Goldfarb’s employment agreement, see “Compensation Discussion and Analysis-New Compensation Arrangement for Our Chairman and CEO,” “Compensation Discussion and Analysis-Inducement Awards for Our Chairman and CEO and Our Vice Chairman and President” and “Compensation Discussion and Analysis-Long-Term Incentives.”

◾	Sammy Aaron Employment Agreement

Mr. Aaron has an employment agreement with us that is effective through January 31, 2025. The agreement provides for automatic renewal of the term for one-year periods on each August 1st prior to the end of the then employment term, commencing with August 1, 2024, unless prior to such August 1st either party shall have given written notice to the other of non-renewal. The agreement provides for an annual base salary of $1,000,000. For information with respect to the annual cash incentive payable to Mr. Aaron, see “Compensation Discussion and Analysis—Annual Cash Incentives of our Named Executive Officers” above.

For additional information concerning Mr. Aaron’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Sammy Aaron” below and for additional information with respect to other aspects of Mr. Aaron’s employment agreement, see “Compensation Discussion and Analysis-New Compensation Arrangement for Our Vice Chairman and President,” “Compensation Discussion and Analysis-Inducement Awards for Our Chairman and CEO and Our Vice Chairman and President” and “Compensation Discussion and Analysis-Long-Term Incentives.”

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◾	Jeffrey Goldfarb Employment Agreement

Mr. Jeffrey Goldfarb’s has an employment agreement with us that is effective through January 31, 2027, with automatic renewal of the term for one-year periods on each December 1st prior to the end of the then employment term, commencing with December 1, 2026, unless prior to such December 1st either party shall have given written notice to the other of non-renewal. The agreement provides for an annual base salary of $950,000. For information with respect to the annual cash incentive payable to Mr. Goldfarb, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Named Executive Officers” above.

For additional information concerning Jeffrey Goldfarb’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Jeffrey Goldfarb” below and for additional information with respect to other aspects of Mr. Goldfarb’s employment agreement, see “Compensation Discussion and Analysis-Long-Term Incentives.”

◾	DANA PERLman Employment Agreement

Ms. Perlman has an employment agreement with us effective January 8, 2024 (the “Effective Date”). Her initial base salary is $750,000. The agreement provides for an annual base salary of $750,000. For information with respect to the annual cash incentive payable to Ms. Perlman, see “Compensation Discussion and Analysis—Annual Cash Incentives for our Named Executive Officers” above.

For additional information concerning Ms. Perlman’s post-termination and change in control benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance and Change in Control Arrangements with Dana Perlman” below and for additional information with respect to other aspects of Ms. Perlman’s employment agreement, see “Compensation Discussion and Analysis-Long-Term Incentives.”

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FISCAL 2024 GRANTS OF PLAN-BASED AWARDS

In April 2023, the Compensation Committee of our Board of Directors granted PSUs and RSUs with three year cliff vesting to each of Morris Goldfarb, Sammy Aaron, Neal Nackman and Jeffrey Goldfarb. Pursuant to the terms of his new employment agreement, Morris Goldfarb also received grants of inducement PSUs and pursuant to her employment agreement, Ms. Perlman received a grant of RSUs upon becoming an executive of the Company. The following table summarizes these non-equity incentive and stock awards for the 2024 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Awards (1)			Estimated Future Payouts Under Equity Incentive Awards
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(4)
Morris Goldfarb	Annual Incentive	N/A	1,615,000	4,000,000	9,660,000
	PSUs	April 27, 2023				19,533	156,270	234,405			$2,429,999
	RSUs	April 27, 2023							104,180	(3)	$1,619,999
	Inducement PSUs	August 9, 2023				304,000	380,000	456,000			$9,378,400
	Inducement PSUs	October 17, 2023				256,000	320,000	384,000			$7,897,600
Sammy Aaron	Annual Incentive	N/A	1,211,250	3,000,000	7,245,000
	PSUs	April 27, 2023				10,852	86,816	130,224			$1,349,989
	RSUs	April 27, 2023							86,816	(3)	$1,349,989
Neal S. Nackman	Annual Incentive	N/A	750,000	1,500,000	2,250,000
	PSUs	April 27, 2023				1,808	14,469	21,703			$224,993
	RSUs	April 27, 2023							7,956	(3)	$224,993
Jeffrey Goldfarb	Annual Incentive	N/A	605,625	1,500,000	3,622,500
	PSUs	April 27, 2023				5,426	43,408	65,112			$674,994
	RSUs	April 27, 2023							43,408	(3)	$674,994
Dana Perlman	RSUs	January 9, 2024							9,490	(3)	$299,979

(1)	The terms of the annual cash incentive award opportunity for each of Mr. Goldfarb and Mr. Aaron are described under “Compensation Discussion and Analysis-Annual Cash Incentives for Our Named Executive Officers.” No annual cash incentive is payable to either executive if adjusted pre-tax income falls below a threshold amount calculated based on the formula for reducing the award if actual pre-tax income is below the forecast.

(2)	The amounts reflect the number of PSUs and Inducement PSUs awarded to the Named Executive Officers in Fiscal 2024. The actual number of PSUs that vest may be larger or smaller than the target amounts in this table, or may be zero if actual results are lower than the threshold target performance metrics established by our Compensation Committee. The shares awarded for achieving threshold performance goals is 50% of target. Threshold was determined based on achieving the minimum performance level for only one of the two performance measures. As the market based conditions of the Inducements PSUs have been satisfied, when the Inducement PSUs vest based on the time vesting requirement, a +/-20% relative TSR modifier will be applied to determine the actual number of shares earned. The shares awarded for achieving threshold performance goals is 80% of target. No shares are awarded for results below the threshold levels. See “Compensation Discussion and Analysis-New Compensation Arrangement for Our Chairman and CEO,” “Compensation Discussion and Analysis-Inducement Awards for Our Chairman and CEO and Our Vice Chairman and President” and “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

(3)	The amounts reflect the number of RSUs awarded to the Named Executive Officers in fiscal 2024. The RSUs granted in April 2023 vest on June 15, 2026 and those granted in January 2024 vest on January 9, 2027, subject to the applicable Named Executive Officer’s continuous employment or other service with G-III through the applicable vesting date: See “Compensation Discussion and Analysis—Long-Term Incentives” for a description of the terms of these awards.

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(4)The amounts reflect the full grant date fair value under ASC 718 of the PSUs and RSUs awarded to the Named Executive Officers in fiscal 2024. For a discussion of valuation assumptions, see Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL 2024 YEAR-END

The following table summarizes the outstanding stock awards held by each Named Executive Officer at January 31, 2024, consisting of shares of our Common Stock that may be delivered to each Named Executive Officer upon satisfaction of the vesting conditions of unvested PSUs, Inducement PSUs and RSUs. There were no stock option awards outstanding at that date that were held by our Named Executive Officers. The columns that refer to the number of or market value of “Shares or Units of Stock That Have Not Vested” summarize time-based RSUs granted which remained subject to cliff time vesting condition as of January 31, 2024. The columns that refer to the number of or market value of “Unearned Shares or Units That Have Not Vested” summarize unvested PSUs and Inducement PSUs granted, as detailed in the footnotes to the table, for which neither threshold performance conditions nor time vesting conditions had been satisfied as of January 31, 2024.

	Stock Awards
	Number of			Equity Incentive Plan		Equity Incentive Plan
	Shares or Units			Awards: Number of		Awards: Market Value of
	of Stock That		Market Value of Shares or	Unearned Shares or		Unearned Shares or
	Have Not		Units of Stock That Have	Units That Have Not		Units That Have Not
Name	Vested (#)(1)		Not Vested ($)(1)(2)	Vested (#)(3)		Vested ($)(2)(3)
Morris Goldfarb	104,180	(4)	3,134,776	156,270	(4)	4,702,164
	63,633	(7)	1,914,717	700,000	(5)	21,063,000
				143,220	(6)	4,309,490
				63,633	(7)	1,914,717
Neal S. Nackman	14,469	(4)	435,372	14,469	(4)	435,372
	7,956	(6)	239,396	7,956	(6)	239,396
	5,727	(7)	172,325	5,727	(7)	172,325
Sammy Aaron	86,816	(4)	2,612,293	86,816	(4)	2,612,293
	42,422	(7)	1,276,478	95,480	(6)	2,872,993
				42,422	(7)	1,276,478
Jeffrey Goldfarb	43,408	(4)	1,306,147	43,408	(4)	1,306,147
	23,870	(6)	718,248	23,870	(6)	718,248
	15,908	(7)	478,672	15,908	(7)	478,672
Dana Perlman	9,490	(8)	285,554

(1)	Reflects time-based RSUs issued to the Named Executive Officers which remained subject to a cliff time vesting condition as of January 31, 2024.

(2)	Market value of unvested PSUs and RSUs assume a price of $30.09 per share of our Common Stock as of January 31, 2024.

(3)	Reflects (i) PSUs issued to the Named Executive Officers for which neither performance goals nor time vesting conditions had been satisfied as of January 31, 2024 and (ii) Inducement PSUs for which market based conditions have been satisfied but time vesting conditions have not been satisfied as of January 31, 2024.

(4)	Reflects RSUs and PSUs issued to the Named Executive Officers in fiscal 2024 under the 2015 Long-Term Incentive Plan, as amended, (the “2015 Plan”). If the performance conditions of such PSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock conditions are satisfied on or before June 15, 2026, each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested on June 15, 2026. Each Named Executive Officer’s right to receive these shares of Common Stock for RSUs will become vested on June 15, 2026, upon satisfaction of the time vesting requirement of these RSUs.

(5)	Reflects Inducement PSUs issued to Morris Goldfarb in fiscal 2024 of which 380,000 shares were granted under the 2015 Plan and 320,000 shares under the 2023 Long-Term Incentive Plan (the “2023 Plan”), respectively. As the market based conditions of such Inducement PSUs have been satisfied, Mr. Goldfarb’s right to receive these shares of Common Stock will become vested on August 9, 2026 upon satisfaction of the time vesting requirement related to these Inducement PSUs.

(6)	Reflects RSUs and PSUs issued to the Named Executive Officers in fiscal 2023 under the 2015 Plan. If the performance conditions of such PSUs are satisfied, each Named Executive Officer’s right to receive these shares of Common Stock conditions are satisfied on or before April 1, 2025, each Named Executive Officer’s right to receive these shares of Common Stock will become fully vested

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on April 1, 2025. Each Named Executive Officer’s right to receive these shares of Common Stock for RSUs will become vested on April 1, 2025, upon satisfaction of the time vesting requirement of these RSUs.

(7)	Reflects RSUs and PSUs issued to Named Executive Officers in fiscal 2022 under the 2015 Plan. The shares of Common Stock under the RSUs time vested on April 1, 2024. As the performance conditions of these PSUs were satisfied, the shares of Common Stock under the PSUs also vested on April 1, 2024.

(8)	Reflects RSUs issued to Ms. Perlman in fiscal 2024 under the 2023 Plan. Her right to receive these shares of Common Stock for RSUs will become vested on January 9, 2027, upon satisfaction of the time vesting requirement of these RSUs.

FISCAL 2024 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all shares vested for the Named Executive Officers during the fiscal year ended January 31, 2024. No options were outstanding or exercised during the fiscal year ended January 31, 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Morris Goldfarb	375,000	(1)	7,492,500
Neal S. Nackman	45,000	(1)	899,100
Sammy Aaron	250,000	(1)	4,995,000
Jeffrey Goldfarb	112,500	(1)	2,247,750
Dana Perlman	-		-

(1)	Reflects shares issued on vesting of RSUs on June 15, 2023.

(2)	Reflects the aggregate value of the shares issued at a market price of $19.98 on June 15, 2023.

FISCAL 2024 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2024.

	Executive	Registrant		Aggregate		Aggregate	Aggregate
	Contributions	Contributions		Earnings (Loss)		Withdrawals/	Balance at
Name	in Fiscal 2024 ($)	in Fiscal 2024 ($)		in Fiscal 2024 ($)		Distributions ($)	January 31, 2024 ($)
Morris Goldfarb	—	—	(1)	390,156	(2)	—	3,340,625	(3)

(1)	Mr. Goldfarb did not earn a contribution in fiscal 2024.

(2)	Since G-III does not pay above market interest or provide any other preference to Mr. Goldfarb, these amounts are not included in his compensation as reported in the Summary Compensation Table for those years. Purchases and sales of securities are recorded on a settlement date basis. Interest income compounds daily and is credited monthly on an accrual basis, and dividends are recorded on a payment date basis. Aggregate earnings (loss) includes the plan’s gains and losses on investments bought and sold, as well as held during the year.

(3)	Reflects the aggregate amount of contributions by G-III for the Named Executive Officer during his career with G-III plus the investment earnings thereon.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of Morris Goldfarb, Sammy Aaron, Jeffrey Goldfarb and Dana Perlman, and executive transition agreements with each of Neal Nackman and Jeffrey Goldfarb, which require us to make payments and provide benefits to them in the event of a termination of employment in connection with a change in control or in certain other circumstances.

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SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH MORRIS GOLDFARB

In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary, pro rata annual cash incentive and other compensation accrued through the date of the termination.

In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will be entitled to receive a lump sum cash severance equal to 2.0 times his then current base salary and 2.0 times his target bonus. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive a formula-based lump sum cash payment determined with reference to Section 280G of the Code, plus three years of employee benefit continuation. In general, the formula-based cash severance payment would be an amount equal to 2.99 times the average of Mr. Goldfarb’s annual compensation for the preceding five years. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive for a period of twelve months his then current salary and will be eligible to receive annual cash incentive compensation pro-rated according to the number of days of employment in the fiscal year of his death. In the event of his termination due to disability during the term, he will receive 50% of salary for the remaining term of the Employment Agreement.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH SAMMY AARON

If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for cause or good reason, Mr. Aaron will be entitled to receive (x) his then current annual base salary payable for two (2) years thereafter in equal payroll installments, plus (y) his Target Bonus for the fiscal year in which his employment terminates and for the following fiscal year, in each case payable at the same time such Target Bonus would have been paid had the Executive’s employment not terminated. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause, or if he resigns for cause or good reason, within two years of the Change in Control, he will be entitled to cash severance of an amount equal to 2.0 times his five-year average compensation as reported on his form W-2 in equal periodic payroll installments during the twenty-four months after such termination date. In addition, Mr. Aaron will be entitled to receive continuing health benefits for up to 24 months. Our obligation to pay such severance and benefits will be conditioned upon Mr. Aaron’s executing a general release and his continuing to comply with the non-competition and other restrictive covenants contained in his agreement. If Mr. Aaron’s employment agreement is terminated due to his death, Mr. Aaron’s estate will be entitled to receive the base salary for a period of twelve months of his then current salary and will be eligible to receive annual cash incentive compensation pro-rated according to the number of days of employment in the fiscal year of his death. In the event of his termination due to disability during the term, he will receive 50% of salary for the remaining term of the employment agreement.

Mr. Aaron has agreed that, for two years following the termination of his employment (or for a shorter period under certain circumstances following a Change in Control) he will not, directly or indirectly, (a) compete with any business of G-III, (b) interfere with G-III’s business relationships, or (c) solicit or hire G-III employees. In addition, Mr. Aaron has agreed that at any time following the termination of his employment, he will not disclose confidential information (as defined in the employment agreement) of G-III acquired during his employment.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NEAL NACKMAN

In the event that Neal Nackman is terminated without “Cause” (as defined in his severance letter agreement), Mr. Nackman will be entitled to severance payments equal to one year of benefits previously provided, salary and bonus (based on the average of his bonus in the two years prior to termination).

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Mr. Nackman is also a party to an executive transition agreement. If Mr. Nackman’s employment is terminated without “cause” or for “good reason” within three months before or two years after a “change in control” (as such terms are defined in his executive transition agreement), then, subject to timely delivery of a general release, he will be entitled to receive cash separation pay in an amount equal to 1.5 times the sum of (a) his highest annual salary in effect during the one-year period before the termination of his employment and (b) the average annual cash bonus he earned during our two fiscal years before the fiscal year of his termination of employment. The cash separation pay, as so determined, will be payable over the 18-month period following termination of employment in accordance with normal payroll practices. In addition to the cash separation payments, Mr. Nackman will be able to receive continuing group health plan benefits on a subsidized basis. The cash separation payments will be reduced if and to the extent necessary to ensure that such amount, when added to other payments and the value of other benefits Mr. Nackman may receive under other plans and agreements (including, for example, the Section 280G value of accelerated vesting of outstanding equity awards), is not greater than the Section 280G threshold amount (generally, three times average annual compensation for the five years preceding the year in which a change in control occurs).

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH JEFFREY GOLDFARB

If we terminate Mr. Goldfarb’s employment for justifiable cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without good reason (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event of Mr. Goldfarb’s death during the term, the estate of Mr. Goldfarb shall be entitled to receive any unpaid portion of his annual salary as has been accrued through the date of the death, any unpaid annual bonus attributable to the entire fiscal year in which such termination occurs, any unpaid benefits and any unpaid reimbursable expenses. If the termination is due to disability during the term, Mr. Goldfarb is entitled to any unpaid portion of his annual salary as has accrued through the date of the termination, any unpaid annual bonus attributable to the entire fiscal year in which such termination occurs, any unpaid benefits and any unpaid reimbursable expenses.

If during the term, the Company terminates Mr. Goldfarb’s employment without “justifiable cause” (including if the Company gives written notice to Mr. Goldfarb that the employment term will not be extended further) or if he terminates his employment for “good reason” (each as defined in the Goldfarb Employment Agreement), then Mr. Goldfarb will be entitled to receive his annual salary, reimbursement of expenses, any benefits and any bonus accrued through the date of termination, plus a severance of his annual salary, annual bonus and benefits for a period of 24 months (conditioned upon Mr. Goldfarb’s general release and compliance with non-compete, non-solicitation and confidentiality). For the purposes of determining the severance pay, Mr. Goldfarb’s applicable salary will be the highest annual rate of salary in effect during the one-year period preceding the termination date, and Mr. Goldfarb’s applicable annual bonus will be an annual bonus for each 12-month period during such severance period in an amount equal to the greater of (i) the average annual cash bonus earned by Mr. Goldfarb during the two fiscal years immediately preceding the fiscal year in which the employment terminates and (ii) an annual bonus amount of $500,000 (in addition to his salary compensation for such period).

The Executive Transition Agreement provides that if a Change in Control (as defined therein) occurs and, during the three months before a Change in Control or the two years after a Change in Control, Mr. Goldfarb is terminated by the Company without Cause (as defined therein) or if Mr. Goldfarb resigns for Good Reason (as defined therein), he will be entitled to continuation of specified benefits and periodic severance payments totaling 2 times the sum of (i) his highest annual salary in effect during the one-year period before his termination of employment, plus (ii) the greater of (a) the average annual cash bonus he earned during the two fiscal years before the fiscal year of his termination of employment and (b) an annual bonus amount of $500,000.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH dana perlman

If, during the term, the Company terminates Ms. Perlman’s employment without “justifiable cause” or if she terminates her employment for “good reason” (each as defined in her employment agreement), then Ms. Perlman will be entitled to receive her annual salary, reimbursement of expenses and any bonus accrued through the date of termination, plus a severance of the salary and benefits for a period of 12 months (conditioned upon Ms. Perlman’s general release and compliance of non-compete, non-solicitation and confidentiality).

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In the event of Ms. Perlman’s death during the term, the estate of Ms. Perlman shall be entitled to receive any unpaid portion of her annual salary through the date of the death, any unpaid annual bonus attributable to the prior fiscal year, any unpaid benefits and any unpaid reimbursable expenses. If the termination is due to disability during the term, Ms. Perlman is entitled to any unpaid portion of her annual salary through the date of the termination, any unpaid annual bonus attributable to the prior fiscal year (pro-rated based on the days in the prior fiscal year when she was not on leave due to disability), any unpaid benefits and any unpaid reimbursable expenses.

ACCELERATION OF VESTING UPON TERMINATION OR CHANGE IN CONTROL

There are no agreements with the Named Executive Officers that provide for an automatic acceleration of vesting of equity awards upon the occurrence of a change in control. Under the terms of our equity incentive plans, however, vesting of any outstanding equity awards that are assumed by the acquiring company will accelerate upon an involuntary termination of employment within two years after the date of the change in control—a so-called “double trigger” vesting condition. If an equity award is not assumed by the acquiring company, then, under the terms of the plans, vesting will accelerate as part of the change in control transaction.

ESTIMATED PAYOUTS ON TERMINATION OF EMPLOYMENT

The following tables disclose the estimated payments and benefits that would be provided to each of Morris Goldfarb, Sammy Aaron, Neal Nackman, Jeffrey Goldfarb and Dana Perlman, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2024 and their last day of employment was January 31, 2024.

These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.

The nature and amount of separation payments and benefits provided upon the events discussed below are dependent upon a number of factors. Accordingly, any actual amounts paid or distributed may be different from those set forth below. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

◾	MORRIS GOLDFARB, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

	Termination without Cause or		Termination without Cause or
	Resignation for Cause		Resignation for Cause or Good Reason in
	or Good Reason		Connection with a Change in Control
Cash Separation Payment(s)	$10,700,000	(1)	$43,590,445	(2)
Accelerated Vesting of Equity Awards	—		$37,038,864	(3)
Value of Continuing Employee Benefits	—		$65,318	(4)
Total	$10,700,000		$80,694,627	(5)

(1)	The cash payment is based on Mr. Goldfarb’s salary, as of January 31, 2024, and his annual cash incentive target for the fiscal year ended January 31, 2024, and is composed of two times (i) his annual salary of $1,350,000 and (ii) annual cash incentive target of $4,000,000. The cash payment becomes due and payable immediately upon a qualifying termination.

(2)	This amount is equal to $43,590,445 (2.99 times Mr. Goldfarb’s average annual compensation for 2019 through 2023).

(3)	This amount represents the gross value of accelerated vesting of unvested equity awards outstanding as of January 31, 2024, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2024 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Mr. Goldfarb’s employment is not involuntarily terminated after the change in control).

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for three years in the case of a post-change in control termination.

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(5)	Should the Section 280G value of this amount exceed Mr. Goldfarb’s Section 280G threshold, then this amount will be reduced to the maximum amount that does not exceed such threshold, but only if, after taking into account all taxes (including excise taxes under Section 4999 of the Code), Mr. Goldfarb would be better off on an after-tax basis receiving the reduced amount.

◾	SAMMY AARON, VICE CHAIRMAN AND PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Cause in Connection
	Resignation for Cause		with a Change in Control
Cash Separation Payment(s)	$8,000,000	(1)	$20,433,415	(2)
Accelerated Vesting of Equity Awards	—		$10,650,536	(3)
Value of Continuing Employee Benefits	—		$43,545	(4)
Total	$8,000,000		$31,127,496	(5)

(1)	The cash payment is based on Mr. Aaron’s salary, as of January 31, 2024 and his annual cash incentive target for the fiscal year ended January 31, 2024, and is composed of two times (i) his annual salary of $1,000,000 and (ii) annual cash incentive target of $3,000,000. The salary component would be payable in the form of salary continuation, and the annual cash incentive component would be payable when the annual cash incentive would have been paid if Mr. Aaron’s employment had not terminated. Mr. Aaron’s right to receive the cash separation payments is subject to his providing a general release to G-III and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(2)	This amount reflects two times Mr. Aaron’s five-year average compensation as reported on his form W-2. The total amount of the cash separation payment would be payable in equal installments over 24 months following Mr. Aaron’s termination of employment and would be subject to his providing a general release and his continuing compliance with the non-competition and other restrictive covenants contained in his employment agreement.

(3)	This amount represents the gross value of accelerated vesting of Mr. Aaron’s unvested equity awards outstanding as of January 31, 2024, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2024 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Mr. Aaron’s employment is not involuntarily terminated after the change in control).

(4)	The figures for benefit continuation represent the estimated value of 24 months of continuing group health plan participation in the case of a post-change in control termination.

(5)	Should the Section 280G value of this amount exceed Mr. Aaron’s Section 280G threshold, then this amount will be reduced to the maximum amount that does not exceed such threshold, but only if, after taking into account all taxes (including excise taxes under Section 4999 of the Code), Mr. Aaron would be better off on an after-tax basis receiving the reduced amount.

◾	NEAL S. NACKMAN, CHIEF FINANCIAL OFFICER

			Termination without Cause or
			Resignation for Good Reason in Connection
	Termination without Cause		with a Change in Control
Base Salary	$750,000	(1)	$1,125,000	(1)
Bonus	$875,000	(2)	$1,312,500	(2)
Accelerated Vesting of Equity Awards	—		$1,694,187	(3)
Value of Continuing Employee Benefits	$21,773	(4)	$32,659	(4)
Total	$1,646,773		$4,164,346

(1)	Assumes a base salary of $750,000 per year.

(2)	This amount assumes that the average of the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $875,000. Mr. Nackman’s 280G threshold amount is equal to 3 times his average annual compensation for the 5 years prior to the year in which the change in control occurs (2019 through 2023 if a change in control had occurred on January 31, 2024). As of January 31, 2024, Mr. Nackman’s 280G threshold amount was $5,022,077. Based upon the figures shown in the table, Mr. Nackman’s post-change in control payments and benefits did not exceed his 280G threshold amount and, therefore, his severance payments would not have been reduced.

2024 PROXY STATEMENT / 53

Executive Compensation

(3)	This amount represents the gross value of accelerated vesting of Mr. Nackman’s unvested equity awards outstanding as of January 31, 2024, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2024 Year-End” above.

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for one year in the case of a non-change in control termination, and the estimated value of 18 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

◾	JEFFREY GOLDFARB, EXECUTIVE VICE PRESIDENT

			Termination without Cause or
	Termination without Cause or		Resignation for Good Reason in Connection
	Resignation for Good Reason		with a Change in Control
Base Salary	$1,900,000	(1)	$1,900,000	(1)
Bonus	$5,125,000	(2)	$5,125,000	(2)
Accelerated Vesting of Equity Awards	—		$5,006,133	(3)
Value of Continuing Employee Benefits	$66,101	(4)	$66,101	(4)
Total	$7,091,101		$12,097,235	(5)

(1)	Assumes a base salary of $950,000 per year.

(2)	This amount assumes that the average of the annual cash bonus earned by Mr. Goldfarb during the two fiscal years preceding the fiscal year in which Mr. Goldfarb’s employment terminates is $2,562,500.

(3)	This amount represents the gross value of accelerated vesting of Mr. Goldfarb’s unvested equity awards outstanding as of January 31, 2024, as shown in the “Stock Awards” table in the section entitled “Outstanding Equity Awards at Fiscal 2024 Year-End” above. For purposes of applying Section 280G of the Code, however, the value of such accelerated vesting would be reduced to reflect a present value factor and the likelihood that the equity awards would have become vested in any event (i.e., as if Mr. Goldfarb’s employment is not involuntarily terminated after the change in control).

(4)	The figures for benefit continuation represent the estimated value of all employee benefits for 24 months in the case of a non-change in control termination, and the estimated value of 24 months of continuing group health plan participation on a subsidized basis in the case of a post-change in control termination.

(5)	Should the Section 280G value of this amount exceed Mr. Goldfarb’s Section 280G threshold, then this amount will be reduced to the maximum amount that does not exceed such threshold, but only if, after taking into account all taxes (including excise taxes under Section 4999 of the Code), Mr. Goldfarb would be better off on an after-tax basis receiving the reduced amount.

◾	DANA PERLMAN, executive vice president and Chief Growth and Operations Officer

			Termination without Cause or
	Termination without Cause or		Resignation for Good Reason in Connection
	Resignation for Good Reason		with a Change in Control
Base Salary	$750,000	(1)	—
Value of Continuing Employee Benefits	$21,773	(2)	—
Total	$771,773		$0

(1)	Assumes a base salary of $750,000 per year.

(2)	The figures for benefit continuation represent the estimated value of all employee benefits for 12 months.

CEO PAY RATIO

The total compensation for fiscal 2024 of our Chairman and Chief Executive Officer, Morris Goldfarb, was $31,431,039, as reflected in the Fiscal 2024 Summary Compensation Table above. We estimate that the median annual compensation for all G-III employees, excluding Morris Goldfarb, was $27,243 for fiscal 2024. As a result, we estimate that, for fiscal 2024,

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Executive Compensation

the ratio of Morris Goldfarb’s total annual compensation to that of our median employee was 1,154 to 1. The CEO pay ratio is skewed upwards by part-time and seasonal employees, paid on an hourly basis, that work in retail stores owned and operated by us. The CEO pay ratio is also skewed upwards as a result of the one-time inducement award under Mr. Goldfarb’s new employment agreement being included in his compensation in the Fiscal 2024 Summary Compensation Table above. Excluding our retail store employees, the median annual compensation for fiscal 2024 of G-III employees, excluding Morris Goldfarb, was $38,640 and excluding the one-time inducement award in the amount of $16,660,000, the total compensation for fiscal 2024 of Mr. Goldfarb was $14,771,039. Based on these amounts, we estimate that, for fiscal 2024, the ratio of Morris Goldfarb’s total annual compensation to that of our median non-retail store employees was 382 to 1.

As of December 31, 2023, G-III employed 4,890 employees worldwide, of which approximately 63% were employed in the U.S., 12% were employed in Asia and 25% were employed in Europe. All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly average exchange rates used by our accounting department.

We identified the median employee using individual income tax compensation reporting for all employees, except Morris Goldfarb, employed by us on December 31, 2023, whether employed on a full-time, part-time, seasonal or temporary basis. We calculated annual total compensation of the median employee in the same manner as our Named Executive Officers in the Fiscal 2024 Summary Compensation Table included in this Proxy Statement. We did not annualize the compensation for any employee employed for less than the calendar year 2023.

The foregoing pay ratio disclosure, which is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K, is intended only to reflect G-III’s reasonable good faith estimate of the CEO pay ratio. It is based on the methodologies, assumptions and estimates described above and is not necessarily comparable to the CEO pay ratios reported by other companies.

FISCAL 2024 PAY vs. PERFORMANCE

The following table sets forth the pay versus performance disclosure required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis”.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
			Average		Value of Initial Fixed $100
	Summary		Summary	Average	Investment Based On:
	Compensation	Compensation	Compensation	Compensation		Peer Group
	Table Total	Actually Paid	Table Total for	Actually Paid to	Total Share-	Total Share-		Pre-tax
Year	for PEO	to PEO (1)	Non-PEO NEOs	Non-PEO NEOs (1)	Holder Return	Holder Return	Net Income	Net Income
2024	31,431,039	44,305,949	5,295,148	8,807,666	$ 110.58	$ 95.33	174,740	240,599
2023	5,790,860	(3,406,531)	3,371,945	169,702	$ 62.18	$ 115.37	(134,382)	(138,170)
2022	24,942,778	26,290,697	5,854,421	6,494,398	$ 99.85	$ 136.66	200,101	270,976

(1)

The dollar amounts shown in these columns reflect compensation actually paid (“CAP”) to Morris Goldfarb and our non-PEO NEOs, respectively, calculated in accordance with SEC rules. As required, the dollar amounts include (among other items) unpaid amounts of equity compensation that may be realized in future periods, and as such, the dollar amounts shown do not fully represent the actual final amount of compensation earned or actually paid to any individual during the applicable years. The adjustments made to each officer’s total compensation for each year to determine CAP are shown in the tables below.

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RECONCILIATION OF SUMMARY COMPENSATION TABLE TOTAL TO Compensation Actually Paid (“CAP”) TOTAL

As shown in the tables below, the CAP totals represent the Summary Compensation Table totals for the applicable year, but adjusted as required by SEC rules to include the fair value of current and prior year equity awards that are outstanding, vested, or forfeited during the applicable year, instead of the grant date value of awards granted during the applicable year.

	Reported Summary
	Compensation Table	Reported Value	Equity Award	Compensation Actually
Year	Total for PEO	of Equity Awards (1)	Adjustments (2)	Paid to PEO
2024	31,431,039	(20,709,998)	33,584,908	44,305,949
2023	5,790,860	(4,499,972)	(4,697,419)	(3,406,531)
2022	24,942,778	(16,167,626)	17,515,545	26,290,697
(1)	Represents the total of the amounts reported in the Stock Awards column of the Summary Compensation Table for the applicable year.
(2)

The fair value of the of the equity component of the CAP calculation was determined in accordance with SEC methodology for this disclosure. Unlike the Summary Compensation Table, which includes a calculation of the grant date value of equity awards granted during the applicable year, the CAP table includes a calculation of equity fair value as follows:

a.	for awards granted during the applicable year (and which are still outstanding), the year-end value; plus
b.	for awards granted during prior years that were still outstanding as of the applicable year-end, the change in value as of the applicable year-end compared against the prior year-end; plus
c.	for awards granted in prior that vested during the applicable year, the change in value as of the vesting date compared against the prior year-end; plus
d.	for any awards granted in the applicable year that vested during the applicable year, the value as of the vesting date; plus
e.	for awards granted in prior years that were forfeited during the applicable year, the value as of the prior year-end.

	(a)	(b)	(c)	(d)	(e)

PEO				Year over Year	Fair Value at
				Change in Fair	the End of the
		Year over Year	Fair Value as	Value of	Prior Year of
	Year End Fair	Change in Fair	of Vesting Date	Equity Awards	Equity Awards
	Value of	Value of	of Equity	Granted in	that Failed to	Total
	Outstanding	Outstanding and	Awards Granted	Prior Years that	Meet Vesting	Equity
	and Unvested	Unvested Equity	and Vested in	Vested in	Conditions	Award
Year	Equity Awards	Awards	the Year	the Year	in the Year	Adjustments
2024	31,251,023	1,186,386	—	1,147,500	—	33,584,908
2023	908,731	(5,474,346)	—	(131,804)	—	(4,697,419)
2022	4,322,272	769,298	12,167,656	256,319	—	17,515,545

The tables below reflect the average total compensation of our non-PEO NEOs, as calculated in the Summary Compensation Table for each of the years shown. Our non-PEO NEOs are the following individuals: for fiscal 2024, Sammy Aaron, Neal Nackman, Jeffrey Goldfarb and Dana Perlman, who became an NEO on January 8, 2024; for fiscal 2023, Sammy Aaron, Neal Nackman and Jeffrey Goldfarb; and for fiscal 2022, Sammy Aaron, Neal Nackman, Jeffrey Goldfarb and Wayne Miller, who ceased being an NEO effective July 1, 2021.

	Average Reported
	Summary Compensation			Average Compensation
	Total Table for	Average Reported Value	Average Equity	Actually Paid
Year	Non-PEO NEOs	of Equity Awards (3)	Award Adjustments (4)	to Non-PEO NEOs
2024	5,295,148	(1,199,983)	4,712,501	8,807,666
2023	3,371,945	(1,666,643)	(1,535,600)	169,702
2022	5,854,421	(2,420,636)	3,060,612	6,494,398
(3)	Represents the total of the amounts reported in the Stock Awards column of the Summary Compensation Table for the applicable year.

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Executive Compensation

(4)

The fair value of the of the equity component of the CAP calculation was determined in accordance with SEC methodology for this disclosure. Unlike the Summary Compensation Table, which includes a calculation of the grant date value of equity awards granted during the applicable year, the CAP table includes a calculation of equity fair value as follows:

a.	for awards granted during the applicable year (and which are still outstanding), the year-end value; plus
b.	for awards granted during prior years that were still outstanding as of the applicable year-end, the change in value as of the applicable year-end compared against the prior year-end; plus
c.	for awards granted in prior that vested during the applicable year, the change in value as of the vesting date compared against the prior year-end; plus
d.	for any awards granted in the applicable year that vested during the applicable year, the value as of the vesting date; plus
e.	for awards granted in prior years that were forfeited during the applicable year, the value as of the prior year-end.

	(a)	(b)	(c)	(d)	(e)

Non-PEO					Average
NEO's				Year over Year	Fair Value at
			Average	Average Change	the End of the
		Year over Year	Fair Value as	in Fair Value	Prior Year of
		Average Change	of Vesting Date	of Equity	Equity Awards	Total
	Average	in Fair Value	of Equity	Awards Granted	that Failed to	Average
	Year End Fair	of Outstanding	Awards Granted	in Prior Years	Meet Vesting	Equity
	Value of	and Unvested	and Vested in	that Vested in	Conditions	Award
Year	Equity Awards	Equity Awards	the Year	the Year	in the Year	Adjustments
2024	2,792,521	1,504,330	—	415,650	—	4,712,501
2023	448,751	(1,939,445)	—	(44,906)	—	(1,535,600)
2022	1,411,940	294,826	1,113,980	239,867	—	3,060,612

2024 PROXY STATEMENT / 57

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RELATIONSHIP BETWEEN CAP AND FINANCIAL PERFORMANCE

The following graphs illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below illustrates the relationship between Company TSR and that of the S&P 500 Textiles, Apparel & Luxury Goods Index. As noted above, CAP for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by, or actually paid to, the NEOs during the applicable years.

Relationship between CAP and Net Income
$300
$200
$100
$0
($100)
($200)
Net Income ($mm)
$50
$40
$30
$20
$10
$0
($10)
($20)
($30)
CAP ($mmm)
2022
2023
2024
PEO CAP
Non-PEO CAP
Net Income

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Executive Compensation

Relationship between CAP and Pre-Tax Income
$300
$200
$100
$0
($100)
($200)
Net Income ($mm)
$50
$40
$30
$20
$10
$0
($10)
($20)
($30)
CAP ($mm)
2022
2023
2024
PEO CAP
Non-PEO CAP
Pre-Tax Income

DIRECTOR COMPENSATION

The annual cash retainer paid to our Non-Employee Directors for service as a director of G-III is $75,000. In addition, members of the Audit and Compensation Committees receive an annual retainer of $10,000 and members of the Nominating and Corporate Governance Committee receive an annual retainer of $7,000.

Additional annual fees paid to Non-Employee Directors are as follows:

Role	Annual Fee
Lead Independent Director	$30,000
Chair of the Audit Committee	$20,000
Chair of the Compensation Committee	$20,000
Chair of the Nominating and Corporate Governance Committee	$6,000

The Compensation Committee has a policy to make an annual grant to non-employee directors of RSUs valued at $130,000. The Lead Independent Director receives an additional annual grant of RSUs valued at $50,000, the Chair of the Audit Committee receives an additional annual grant of RSUs valued at $25,000 and the Chair of the Nominating and Corporate Governance Committee receives an additional annual grant of RSUs valued at $15,000. Grants made prior to the 2023 Annual Meeting vested over a period of three years. Grants made beginning with the 2023 Annual Meeting vest on the first anniversary of the date of the Annual Meeting. All of these RSU grants are subject to the election of each person as a director at the Annual Meeting.

FISCAL 2024 DIRECTOR COMPENSATION TABLE

Set forth below is a table presenting compensation information with respect to each person who served as a Director for all or part of the fiscal year ended January 31, 2024, other than Morris Goldfarb, Sammy Aaron and Jeffrey Goldfarb. None of Morris Goldfarb, Sammy Aaron or Jeffrey Goldfarb receives any compensation for his services as a director, because each of them serves as and is compensated as an executive officer. Compensation information for Morris Goldfarb, Sammy

2024 PROXY STATEMENT / 59

Executive Compensation

Aaron and Jeffrey Goldfarb is reported in the Fiscal 2024 Summary Compensation Table appearing elsewhere in this Proxy Statement.

	Fees Earned or	Stock		Option	All Other
Name	Paid in Cash ($)(1)	Awards ($) (2)		Awards ($)	Compensation ($)	Total ($)
Thomas J. Brosig	98,000	144,992	(3)	—	—	242,992
Dr. Joyce F. Brown	48,904	129,998	(3)	—	—	178,902
Alan Feller (4)	105,000	154,995	(3)	—	—	259,995
Victor Herrero	81,521	129,998	(3)	—	—	211,519
Robert L. Johnson	82,000	129,998	(3)	—	—	211,998
Patti H. Ongman	85,000	129,998	(3)	—	—	214,998
Laura Pomerantz	85,000	129,998	(3)	—	—	214,998
Michael Shaffer	55,425	129,998	(3)	—	—	185,423
Cheryl Vitali	82,000	129,998	(3)	—	—	211,998
Lisa Warner Wardell (5)	29,808	—		—	—	29,808
Richard White	152,000	179,993	(3)	—	—	331,993
Andrew Yeager	48,904	129,998	(3)	—	—	178,902

(1)	The amount indicated includes the annual cash retainer for directors, annual cash retainers to members of the Audit, Compensation and Nominating and Corporate Governance Committees and annual payments to the Lead Independent Director and chairs of committees.

(2)	At January 31, 2024, the directors named in the table above held unvested RSUs as follows: Mr. Thomas J. Brosig, 12,080 RSUs; Dr. Joyce F. Brown, 6,407 RSUs; Mr. Alan Feller, 12,934 RSUs; Mr. Victor Herrero, 10,799 RSUs; Mr. Robert L. Johnson, 10,799 RSUs; Ms. Ongman, 9,797 RSUs; Ms. Laura Pomerantz, 10,799 RSUs; Mr. Michael Shaffer, 6,407 RSUs; Ms. Cheryl Vitali, 10,799 RSUs; Mr. Richard White, 15,069 RSUs; and Mr. Andrew Yaeger, 6,407 RSUs.

(3)	In fiscal 2024, our Compensation Committee granted each of our non-employee directors then serving on the Board (Thomas J. Brosig, Dr. Joyce F. Brown, Alan Feller, Victor Herrero, Robert L. Johnson, Patti H. Ongman, Laura Pomerantz, Michael Shaffer, Cheryl Vitali, Richard White and Andrew Yaeger) RSUs that enable each of them to receive up to 6,407 shares of our Common Stock, subject to satisfaction of specified conditions. In addition, our Compensation Committee granted an additional 2,464 RSUs to Mr. White in recognition of his service as Lead Independent Director, an additional 1,232 RSUs to Mr. Feller in recognition of his service as Chair of the Audit Committee and an additional 739 RSUs to Mr. Brosig in recognition of his service as Chair of the Nominating and Corporate Governance Committee. All of these awards became effective after each director’s election to the Board at the 2023 Annual Meeting and vest on the first anniversary of the 2023 Annual Meeting. The dollar value of these stock awards is based on the closing price per share of our Common Stock on the date of the 2023 Annual Meeting, which constitutes the grant date fair value computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note J to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2024.

(4)	Alan Feller has decided not to stand for reelection at the 2024 Annual Meeting.

(5)	Lisa Warner Wardell did not stand for reelection at the 2023 Annual Meeting and was a director only until June 8, 2023.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Thirteen directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the thirteen persons named below to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. Alan Feller, a current director of the Company and the Chairman of our Audit Committee, advised us that he will not stand for reelection at the Annual Meeting. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

Set forth below is information provided by each director and director nominee with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.

DIRECTOR NOMINEES

MORRIS GOLDFARB Chairman of the Board and Chief Executive Officer, G-III	Age: 73 Director since: 1974 Committees: • None

Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974.

Qualifications

Mr. Goldfarb has significant knowledge of all facets of our company. His long history with G-III, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

SAMMY AARON Vice Chairman and President, G-III; Chief Executive Officer, Calvin Klein divisions	Age: 64 Director since: 2005 Committees: • None

Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005 and President since September 2016. Mr. Aaron is also the Chief Executive Officer of our Calvin Klein divisions.

Qualifications

Mr. Aaron has over 35 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.

2024 PROXY STATEMENT / 61

Proposal No. 1 Election of Directors

THOMAS J. BROSIG Owner and Chief Financial Officer, McMurphy Homes, LLC Independent	Age: 74 Director since: 1992 Committees: • Compensation • Nominating and Corporate Governance

Mr. Brosig is currently an owner and Chief Financial Officer of McMurphy Homes, LLC, a residential home building contractor in Mississippi. From January 2017 until June 2020, Mr. Brosig was President of Nikki Beach Worldwide and President and Chief Executive Officer of Penrod’s Restaurant Group. From 2013 to 2016, Mr. Brosig was a strategic business consultant. Mr. Brosig was Chief Executive Officer of MVB Holdings LLC from December 2011 until November 2012. Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment. He served as a director of Griffon Corporation from 2015 to 2023.

Qualifications

Mr. Brosig is an experienced business executive whose leadership roles in the past at other public companies provide him with insight and perspective as a member of our Board.

DR. JOYCE F. BROWN President, Fashion Institute of Technology Independent	Age: 77 Director since: 2023 Committees: • None

Dr. Joyce F. Brown has been President of Fashion Institute of Technology (FIT) since 1998. She has over 40 years’ experience in public higher education. Before her position at FIT, she held a number of senior administrative posts at City University of New York (CUNY), including acting president of Bernard Baruch College and vice chancellor of the university. She was professor of counseling psychology at the Graduate School and University Center of CUNY, where she is currently a professor emerita. Dr. Brown also served as a New York City deputy mayor for public and community affairs during the David Dinkins administration.

Dr. Brown also serves as president of The FIT Foundation, an advisory and support body to FIT. She served as a director of Ralph Lauren Corporation from 2001 to 2020.

Qualifications

Dr. Brown has had a long and distinguished career as a leader of a premier institution involved in the fashion and apparel industries and brings her expertise and experience to the benefit of our Board.

JEFFREY GOLDFARB Executive Vice President and Director of Strategic Planning, G-III	Age: 47 Director since: 2009 Committees: • None

Mr. Goldfarb has been our Executive Vice President and Director of Strategic Planning since June 2016. From 2004 to June 2016, Mr. Goldfarb served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Mr. Goldfarb is also licensed as an attorney.

Qualifications

Mr. Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.

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Proposal No. 1 Election of Directors

VICTOR HERRERO Global Chief Executive Officer, and Director of Lovisa Holdings, Ltd. Independent	Age: 54 Director since: 2019 Committees: • Audit

Mr. Herrero was appointed Chief Executive Officer and Director of Lovisa Holdings, Ltd, an Australian public company engaged in the retail sale of fashion jewelry and accessories, in October 2021. Mr. Herrero was Chief Executive Officer and Executive Chairman of Clarks, an international shoe manufacturer and retailer from March 2021 to October 2021. Mr. Herrero was Chief Executive Officer and a Director of Guess?, Inc., the global lifestyle brand, from August 2015 to February 2019. Prior to joining Guess?, starting in 2003, he spent more than 12 years at Inditex Group, a large fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka, and Stradivarius, holding several senior executive roles. Mr. Herrero served on the board of directors of Clarks from 2019 to 2021, Global Fashion Group, a Xetra-listed company in Germany, from 2019 to 2023 and Viva China Holdings, Ltd., a Hong Kong exchange public company, from 2020 to 2023.

Qualifications

Mr. Herrero’s extensive business experience in Europe and Asia, two of the areas in which we are expanding our business, and his experience and operational knowledge in the retail and apparel industries are of great value to us.

ROBERT L. JOHNSON Founder and Chairman of The RLJ Companies, LLC and former Founder and Chairman of Black Entertainment Television (BET) Independent	Age: 77 Director since: 2020 Committees: • Nominating and Corporate Governance Other Current Public Company Boards: • RLJ Lodging Trust

Mr. Johnson is the founder and Chairman of The RLJ Companies, an innovative business network, and owns or holds interests in businesses operating in hotel real estate, private equity, 401(k) fintech services, automobile dealerships, content streaming, gaming and sports betting. Prior to forming The RLJ Companies in 2004, Mr. Johnson was founder, chairman and chief executive officer of Black Entertainment Television (BET), the nation’s first Black-owned cable television network. He continued to serve as chief executive officer of BET until 2006. Mr. Johnson has served as Chairman of the Board of Trustees of RLJ Lodging Trust (NYSE: RLJ) since 2011. In addition, he served on the Board of Directors of (i) KB Home from 2008 to 2022, (ii) Elevate Credit, Inc. from 2014 to 2021 and (iii) Discovery, Inc. from 2021 to 2022.

Qualifications

Mr. Johnson’s success as a business leader and entrepreneur, as well as his experience in critical areas such as real estate, finance, brand development and multicultural marketing, are of great value to us. In addition, he brings experience from having served on the board of directors of several publicly-traded companies, including service on audit, governance and compensation committees, and has a proven commitment to serving minority and underserved consumers.

2024 PROXY STATEMENT / 63

Proposal No. 1 Election of Directors

PATTI H. ONGMAN Independent Retail Consultant and Former Chief Merchandising Officer - Macy’s Independent	Age: 68 Director since: 2022 Committees: • Compensation

Ms. Ongman is an independent retail consultant and serves as an external advisor to a leading international consulting company. Ms. Ongman served in various capacities with Macy’s Inc. from 1979 until her retirement from Macy’s in February 2021. Most recently she served as Chief Merchandising Officer for Macy’s from January 2019 to February 2021 where she led Macy’s merchandising strategy including merchandise planning, financial planning, product development and pricing. She was also involved in the combination of retail stores with the digital business at Macy’s. Prior to that, she served in several leadership roles within Macy’s including Chief Planning Officer, Executive Vice President of Omni Channel Strategy, Regional Director of Stores, and various other merchandising roles.

She is a director of New Yorkers for Children (NYFC), where she serves on the Audit Committee. NYFC ensures and protects the safety and well-being of NYC’s children, with a focus on youth transitioning out of foster care.

Qualifications

Ms. Ongman’s extensive omni-channel retail operations experience, along with her merchandising, financial planning and product development experience, provides valuable insight and perspectives to our Board.

LAURA POMERANTZ Vice Chairman and Head of Strategic Accounts, Cushman & Wakefield; Principal and Chief Executive Officer, Laura Pomerantz Real Estate LLC Independent	Age: 76 Director since: 2005 Committees: • Compensation Other Current Public Company Boards: • Retail Opportunity Investments Corp.

Since October 2014, Ms. Pomerantz has been Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Since April 2013, she has also served as Principal and Chief Executive Officer of Laura Pomerantz Real Estate LLC, a real estate firm offering commercial real estate advisory and execution services. From 2001 until April 2013, Ms. Pomerantz was a principal of PBS Real Estate, LLC, a real estate firm offering commercial real estate advisory and execution services. Since 2007, she has served as a director of Retail Opportunity Investments Corp., a publicly traded REIT. Ms. Pomerantz served as a director of Mack-Cali Realty Corporation from 2019 to 2020.

Qualifications

Ms. Pomerantz is an experienced business executive with a significant background in the real estate, apparel and retail fields that is of great benefit to decision-making by our Board.

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Proposal No. 1 Election of Directors

MICHAEL SHAFFER Retired Executive Vice President, Chief Operating and Financial Officer, PVH Corp. Independent	Age: 61 Director since: 2023 Committees: • Audit Financial Expert Other Current Public Company Boards: • Torrid Holdings Inc.

Mr. Shaffer is currently retired. Mr. Shaffer was Executive Vice President, Chief Operating and Financial Officer of PVH Corp. from May 2006 to October 2021 where he oversaw the retail division, treasury, corporate finance, information technology and logistics services. Mr. Shaffer joined PVH Corp. in 1990 and held numerous positions in its wholesale and retail divisions. Prior to joining PVH Corp., Mr. Shaffer served as a Senior Auditor at Deloitte & Touche LLP. He has more than 30 years of diverse financial management and executive leadership experience in the apparel and financial industries. Mr. Shaffer is currently a director of Torrid Holdings Inc. (NYSE: CURV). Mr. Shaffer served on the Board of Directors of The Children’s Place from 2023 through 2024 and Build-A-Bear Workshops from 2014 through 2019.

Assuming election as a director at the Annual Meeting, Mr. Shaffer is expected to be appointed as the Chairman of the Audit Committee.

Qualifications

Mr. Shaffer’s extensive knowledge and experience in both financial and business operations in the retail and apparel industries are of great value to us.

CHERYL VITALI Global President of L’Oreal’s American Luxury Brands Independent	Age: 62 Director since: 2011 Committees: • Nominating and Corporate Governance

Ms. Vitali has served in various capacities at L’Oréal since 2003. She has been Global President of L’Oréal’s American Luxury Brands since January 2020 overseeing the global brand equity and brand strategy for Kiehl’s, Urban Decay, IT Cosmetics and Clarisonic. Prior to that, she was the General Manager for the Kiehl’s Worldwide division of L’Oréal for ten years. Other positions with L’Oréal included serving as Senior Vice President—Marketing for the Lancôme brand from 2009 to 2010 and for the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oréal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company, and Procter and Gamble.

Qualifications

Ms. Vitali is an experienced business executive with significant retail, marketing and consumer product and branding expertise that is of great benefit to our Board.

2024 PROXY STATEMENT / 65

Proposal No. 1 Election of Directors

RICHARD WHITE Chief Executive Officer, Aeolus Capital Group LLC Independent	Age: 70 Director since: 2003 Committees: • Audit • Compensation • Nominating and Corporate Governance Financial Expert Lead Independent Director

Mr. White has been Chief Executive Officer of Aeolus Capital Group LLC, a financial and strategic management advisory firm, since May 2017. From June 2004 until April 2017, Mr. White was a Managing Director and head of the Private Equity and Special Investments Department of Oppenheimer & Co. Inc. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC. From 1997 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, the successor to Oppenheimer & Co., Inc. by acquisition. From 1985 until 1997, Mr. White was a Managing Director of and a General Partner in Oppenheimer & Co., Inc., the predecessor firm to CIBC World Markets. From 2004 until May 2020, Mr. White was a director of Escalade Inc., a manufacturer, importer and distributor of sporting goods. From 2017 to February 2023, Mr. White served as a director of PARTS iD, Inc., formerly Legacy Acquisition Corp. Mr. White previously served as a director of G-III from November 1991 to July 1993.

Qualifications

Mr. White is a Certified Public Accountant and has been a high-level participant in private equity investing and investment banking and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board.

ANDREW YAEGER Global Head of Strategic Equity Transactions Group, Jefferies Financial Group Inc. Independent	Age: 46 Director since: 2023 Committees: • None

Mr. Yaeger has been the Global Head of Jefferies’ Strategic Equity Transactions Group since 2021. From 2004 until 2021, Mr. Yaeger held various leadership roles within Deutsche Bank, including Global Head of the Strategic Equity Transactions Group. Prior to that position, he held key positions in the Equity Capital Markets group of Deutsche Bank in the U.S., as well as in their Structuring Group that worked across equity, credit, interest rates and foreign currencies. Prior to Deutsche Bank, he worked at Bear Stearns in investment banking and derivatives for five years.

Qualifications

Mr. Yaeger’s extensive knowledge and experience in capital markets, strategic transactions and financing are of great value to us.

Committee Chair

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively.

The Board of Directors deems the election as directors of the thirteen nominees listed above to be in the best interests of G-III and our stockholders and recommends a vote FOR their election.

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PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2023 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s Named Executive Officers, G-III currently intends to hold an annual nonbinding advisory vote on such Named Executive Officer compensation.

The “Say on Pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of our stockholders and have conducted extensive stockholder outreach to actively solicit input that helped shape the Compensation Committee’s design of our company’s executive compensation program. To the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Board and Compensation Committee will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any additional actions are necessary to address those concerns. The Compensation Committee considers the results of the say on pay vote as part of its decision-making process and is committed to remain responsive to shareholder priorities, with the goal of earning consistent high levels of shareholder support. More broadly, as demonstrated by our continuing, active outreach to our stockholders, we value their opinions on executive compensation, as expressed not only in their Say on Pay votes but in our dialogues throughout the year. For more information with respect to our response to input from our stockholders, see the headings “Our Stockholder Outreach Initiative,” “Our ‘Say on Pay’ Results Last Year and Our Response,” “New Compensation Arrangement with Our Chairman and CEO” and “New Compensation Arrangement with Our Vice Chairman and President” contained in “Compensation Discussion and Analysis”.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s Named Executive Officers, as disclosed in G-III’s Proxy Statement for the 2024 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.

The Board of Directors deems Proposal No. 2 to be in the best interests of G-III and our stockholders and recommends a vote FOR approval thereof.

2024 PROXY STATEMENT / 67

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of Ernst & Young LLP, G-III’s independent registered public accounting firm.

Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”

REVIEW OF AUDITED FINANCIAL STATEMENTS

The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2024 as prepared by management and audited by Ernst & Young LLP and has discussed these financial statements with management. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule No. 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.

RECOMMENDATION

In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2024 be included in G-III’s Annual Report on Form 10-K for that fiscal year.

Audit Committee

Alan Feller, Chairman
Victor Herrero
Michael Shaffer
Richard White

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PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2024	2023
Audit fees	$4,133,000	$3,909,000
Audit-related fees	-	622,000
Tax fees	994,000	1,480,000
All other fees	5,000	-
Total	$5,132,000	$6,011,000

AUDIT FEES

Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and statutory audits of foreign subsidiaries during each fiscal year.

AUDIT-RELATED FEES

Audit-related fees included financial due diligence procedures performed with respect to the Karl Lagerfeld acquisition.

TAX FEES

Tax fees include services related to U.S. federal, state and local and international tax compliance, assistance with tax audits, tax advice and tax planning. These services also included services related to sales and use tax administration, transfer pricing studies and assistance on miscellaneous international tax issues. For fiscal year 2023, tax fees also include due diligence procedures performed for potential acquisitions.

ALL OTHER FEES

All other fees include services related to an accounting research tool.

review and approval of services and fees

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services, which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

2024 PROXY STATEMENT / 69

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2025. Ernst & Young LLP has served as our auditors since 2000. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2024. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such person desires to do so and is expected to be available to respond to appropriate questions from stockholders.

The Board of Directors deems Proposal No. 3 to be in the best interests of us and our stockholders and recommends a vote FOR approval thereof.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had in effect for many years a Code of Ethics and Conduct that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and Conduct and for reviewing related party transactions. In addition, our Board of Directors has adopted a written Related Party Transactions Policy. The Policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this Policy. However, our Policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Jeffrey Goldfarb set forth in this Proxy Statement and our Audit Committee ratified the approval by our Compensation Committee.

Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman and Chief Executive Officer and a director of G-III, is our Executive Vice President and Director of Strategic Planning. Mr. Goldfarb has been employed by us since 2002 in several different capacities. He is also a member of our Board of Directors and a Named Executive Officer. His compensation for the fiscal year ended January 31, 2024 is discussed in the “Compensation Discussion and Analysis” and in the Fiscal 2024 Summary Compensation Table, other tables relating to equity awards and the related narrative disclosure above. His employment agreement and executive transition agreement are also described elsewhere in this Proxy Statement.

During fiscal 2024, the Company made payments of $278,000 in connection with business travel by G-III personnel to a third-party aviation company which hires and uses an aircraft owned by our Chairman and Chief Executive Officer. Management believes that all transactions with respect to the use of this aircraft for business purposes were made on terms and condition more favorable to the Company than those available in the marketplace from unrelated parties.

2024 PROXY STATEMENT / 71

STOCKHOLDER PROPOSALS

All stockholder proposals that are intended to be presented at our Annual Meeting of Stockholders to be held in 2025 must be received by us no later than January 10, 2025 for inclusion in the Board of Directors’ Proxy Statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2025 (but not include such proposal in the Board of Directors’ Proxy Statement and form of proxy) must inform us no later than March 20, 2025. If notice is not provided by that date, the persons named in the proxy for the 2025 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the Proxy Statement for the 2025 Annual Meeting. All notices should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

For the nomination of any person to the Board of Directors, the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a Proxy Statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the Proxy Statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of G-III shares which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a Proxy Statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. The proposing stockholder should also comply with the additional requirements of a proper notice under Rule 14a-19, which includes the statement that a dissident using the universal proxy rule intends to solicit 67% of the outstanding voting shares entitled to vote on the election of directors. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by clause (f) in the first sentence of the preceding paragraph.

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OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope or vote your shares by calling the telephone number or visiting the website specified on your proxy card or voting instruction form.

By Order of the Board of Directors

Michael C. Brady
Secretary
New York, NY
May 10, 2024

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:

G-III APPAREL GROUP, LTD.
ATTENTION: INVESTOR RELATIONS
512 SEVENTH AVENUE
NEW YORK, NEW YORK 10018

2024 PROXY STATEMENT / 73

APPENDIX a

G-III Apparel Group, Ltd. And Subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(In thousands)

	Year ended January 31,
	2024	2023
	(Unaudited)
Net income (loss) attributable to G-III Apparel Group, Ltd.	$176,168	$(133,061)

Asset impairments	6,758	349,686
Expenses related to Karl Lagerfeld acquisition	6,115	13,895
One-time expenses primarily related to our DKNY business in China	3,138	-
Change in fair value of earnout liability	(1,041)	-
Karl Lagerfeld investment gain	-	(27,071)
Bonus accrual expense reversed due to goodwill impairment charge	-	(17,900)
Depreciation and amortization	27,523	27,762
Interest and financing charges, net	39,595	56,602
Income tax expense	65,859	(3,788)

Adjusted EBITDA, as defined	$324,115	$266,125

Adjusted EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net and income tax expense and excludes (i) in both fiscal 2023 and 2024, asset impairments, including the fiscal 2023 goodwill impairment of $347.2 million, (ii) in both fiscal 2023 and 2024, expenses related to the Karl Lagerfeld transaction that include incentive compensation and, in fiscal 2023, professional fees, amortization of inventory valuation adjustments and foreign currency losses, (iii) in fiscal 2024, one-time expenses, primarily related to our DKNY business in China, (iv) in fiscal 2024, the gain recorded from the reduction of the earnout liability related to our acquisition of Sonia Rykiel in fiscal 2022, (v) in fiscal 2023, the gain in the fair value of the Company’s minority ownership in Karl Lagerfeld that it held prior to the Company becoming the sole owner of the Karl Lagerfeld entities and (vi) in fiscal 2023, bonus accrual expense reversed due to the goodwill impairment recognized in that fiscal year. Adjusted EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. Adjusted EBITDA should not be construed as an alternative to net income (loss), as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with GAAP.

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G-III Apparel Group, Ltd. And Subsidiaries

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(In thousands)

	Year ended January 31,
	2024	2023
	(Unaudited)
GAAP net income (loss) attributable to G-III Apparel Group, Ltd.	$176,168	$(133,061)

Excluded from non-GAAP:
Asset impairments	6,758	349,686
Expenses related to Karl Lagerfeld acquisition	6,115	13,895
Non-cash imputed interest	3,798	6,947
One-time expenses related to our DKNY business in China	3,138	-
Change in fair value of earnout liability	(1,041)	-
Karl Lagerfeld investment gain	-	(27,071)
Bonus accrual expense reversed due to goodwill impairment charge	-	(17,900)
Income tax impact of non-GAAP adjustments	(5,137)	(53,737)

Non-GAAP net income attributable to G-III Apparel Group, Ltd., as defined	$189,799	$138,759

Non-GAAP net income (loss) is a “non-GAAP financial measure” that excludes (i) in both fiscal 2023 and 2024, asset impairments, including the fiscal 2023 goodwill impairment of $347.2 million, (ii) in both fiscal 2023 and 2024, expenses related to the Karl Lagerfeld transaction that include incentive compensation and, in fiscal 2023, professional fees, amortization of inventory valuation adjustments and foreign currency losses, (iii) in both fiscal 2023 and 2024, non-cash imputed interest expense, (iv) in fiscal 2024, one-time expenses, primarily related to our DKNY business in China, (v) in fiscal 2024, the gain recorded from the reduction of the earnout liability related to our acquisition of Sonia Rykiel in fiscal 2022, (vi) in fiscal 2023, the gain in the fair value of the Company’s minority ownership in Karl Lagerfeld that it held prior to the Company becoming the sole owner of the Karl Lagerfeld entities and (vii) in fiscal 2023, bonus accrual expense reversed due to the goodwill impairment recognized in that fiscal year. For fiscal 2024, the income tax impact of non-GAAP adjustments is calculated using the effective tax rate for the period. For fiscal 2023, the income tax impact of non-GAAP adjustments is calculated using an effective tax rate derived from our results of operations excluding the non-GAAP adjustments. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses these non-GAAP financial measures to assess our performance on a comparative basis and believes that they are also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

2024 PROXY STATEMENT / 75

G-III Apparel Group, Ltd. And Subsidiaries

Reconciliation of GAAP Diluted Net Income (Loss) Per Share to Non-GAAP Diluted Net Income Per Share

	Year ended January 31,
	2023	2022
	(Unaudited)
GAAP diluted net income (loss) attributable to G-III Apparel Group, Ltd. per common share	$(2.79)	$4.05
Adjustment from GAAP diluted shares to Non-GAAP diluted shares (1)	0.06	-

Excluded from non-GAAP:
Karl Lagerfeld investment gain	(0.56)	-
Asset impairments and gain on lease terminations	7.18	0.03
Expenses related to Karl Lagerfeld acquisition	0.29	0.04
Non-cash imputed interest	0.14	0.13
Bonus accrual expense reversed due to goodwill impairment charge	(0.37)	-
Income tax impact of non-GAAP adjustments	(1.10)	(0.05)

Non-GAAP diluted net income attributable to G-III Apparel Group, Ltd. per common share, as defined	$2.85	$4.20

Non-GAAP diluted shares (1)	48,694.00	49,516.00

(1)	Represents adjustment for shares used to calculate diluted earnings per share. Due to our recording a GAAP net loss for the fourth quarter and fiscal year 2023, diluted shares is the same as basic shares for GAAP. When applying non-GAAP exclusions our results move from a net loss to net income position.

Non-GAAP diluted net income (loss) per common share is a “non-GAAP financial measure” that excludes (i) in both fiscal 2023 and 2024, asset impairments, including the fiscal 2023 goodwill impairment of $347.2 million, (ii) in both fiscal 2023 and 2024, expenses related to the Karl Lagerfeld transaction that include incentive compensation and, in fiscal 2023, professional fees, amortization of inventory valuation adjustments and foreign currency losses, (iii) in both fiscal 2023 and 2024, non-cash imputed interest expense, (iv) in fiscal 2024, one-time expenses, primarily related to our DKNY business in China, (v) in fiscal 2024, the gain recorded from the reduction of the earnout liability related to our acquisition of Sonia Rykiel in fiscal 2022, (vi) in fiscal 2023, the gain in the fair value of the Company’s minority ownership in Karl Lagerfeld that it held prior to the Company becoming the sole owner of the Karl Lagerfeld entities and (vii) in fiscal 2023, bonus accrual expense reversed due to the goodwill impairment recognized in that fiscal year. For fiscal 2024, the income tax impact of non-GAAP adjustments is calculated using the effective tax rate for the period. For fiscal 2023, the income tax impact of non-GAAP adjustments is calculated using an effective tax rate derived from our results of operations excluding the non-GAAP adjustments. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding items that are not indicative of our core business operating results. Management uses these non-GAAP financial measures to assess our performance on a comparative basis and believes that they are also useful to investors to enable them to assess our performance on a comparative basis across historical periods and facilitate comparisons of our operating results to those of our competitors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

76 \

G-III APPAREL GROUP, LTD.				Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below:						◻

		The Board of Directors Recommends a Vote FOR all listed nominees for directors in
		Proposal 1, and FOR Proposals 2 and 3.

1.	Election of directors:	01	Morris Goldfarb	06	Victor Herrero	10	Michael Shaffer	◻	Vote FOR all nominees	◻	Vote WITHHELD from all nominees
		02	Sammy Aaron	07	Robert L. Johnson	11	Cheryl Vitali		(except as marked)
		03	Thomas J. Brosig	08	Patti H. Ongman	12	Richard White
		04	Dr. Joyce F. Brown	09	Laura Pomerantz	13	Andrew Yaeger
		05	Jeffrey Goldfarb

					Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote to approve the compensation of named executive officers:					◻	For	◻	Against	◻	Abstain

3.	Proposal to ratify the appointment of Ernst & Young LLP:					◻	For	◻	Against	◻	Abstain

4. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2 and 3.  If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2 and FOR Proposal No. 3.  Any and all proxies heretofore given by the undersigned are hereby revoked.

Date							Signature(s) in Box

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 18, 2024

10:00 a.m. (ET)

G-III Apparel Group, Ltd.	proxy

This Proxy Is Solicited By The Board of Directors For The

Annual Meeting of Stockholders To Be Held On June 18, 2024.

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, June 18, 2024, and at any and all adjournments or postponements thereof, as follows:

See reverse for voting instructions.